UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

March 19, 2018

To Our Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) to be held April 19, 2018, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 300 North Broad Street, Canfield, Ohio 44406.

At the Annual Meeting, you will be asked to: (i) elect four Class II directors whose terms will expire at the Annual Meeting in 2021; (ii) approve a proposal to amend the Corporation’s Articles of Incorporation, as amended, to increase the authorized number of our common shares, without par value, from 35,000,000 to 50,000,000; (iii) consider an advisory vote on our executive compensation; (iv) ratify the Audit Committee’s appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2018; and (v) approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies to adopt the proposed amendment to increase the authorized number of our common shares.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

KEVIN J. HELMICK

President and Chief Executive Officer

FARMERS NATIONAL BANC CORP.

20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 19, 2018

The Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) will be held at the St. Michael Family Life Center, 300 North Broad Street, Canfield, Ohio 44406, on Thursday, April 19, 2018, at 3:30 p.m., Eastern Time, for the following purposes:

1.	to elect four Class II directors, each to serve for a term of three years to expire at the Annual Meeting of Shareholders to be held in 2021;

2.	to consider and approve a proposal to amend Article IV of Farmers’ Articles of Incorporation, as amended (the “Articles”), to increase the authorized number of Farmers’ common shares, without par value (the “Common Shares”), from 35,000,000 to 50,000,000;

3.	to consider and vote upon a non-binding advisory resolution to approve the compensation of Farmers’ named executive officers;

4.	to consider and vote upon a proposal to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2018;

5.	to approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies to adopt proposal two; and

6.	to transact such other business as may properly come before the meeting or any adjournments thereof. Farmers’ Board of Directors is not currently aware of any other business to come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 5, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” each of the other proposals.

By Order of the Board of Directors,

Carl D. Culp

Senior Executive Vice President, Treasurer and Secretary

Canfield, Ohio

March 19, 2018

FARMERS NATIONAL BANC CORP.

PROXY STATEMENT

March 19, 2018

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Farmers National Banc Corp., an Ohio corporation (“Farmers” or the “Company”) of the accompanying proxy to be voted at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, April 19, 2018, at 3:30 p.m., Eastern Time, and at any adjournment or postponement thereof. The mailing address of the principal executive offices of Farmers is 20 South Broad Street, Canfield, Ohio 44406; telephone number (330) 533-3341. This proxy statement, together with the related proxy and Farmers’ 2017 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 19, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON APRIL 19, 2018

This proxy statement, the Form 10-K for the year ended December 31, 2017 and the 2017 Annual Report to Shareholders are available at www.farmersbankgroup.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held Thursday, April 19, 2018, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 300 North Broad Street, Canfield, Ohio 44406. To obtain directions to attend the Annual Meeting, please contact Shareholder Relations at (330) 533-5127.

Why did I Receive these Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that Farmers is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

The Board of Directors has set March 5, 2018 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 5, 2018, 27,640,922 Common Shares were issued and outstanding. Each Common Share entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your Farmers’ shares are registered directly in your name, you are considered the “shareholder of record” of those shares. Farmers has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your Farmers’ shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the Common Shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, Farmers is offering shareholders of record the opportunity to vote their Common Shares electronically through the Internet or by telephone by following the procedures described on the enclosed proxy instead of submitting the enclosed proxy by mail. In order to vote via the Internet or by telephone, please have the enclosed proxy in hand, and go to the website listed on the proxy or call the number and follow the instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholder instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 3:30 a.m., Eastern Time, on April 19, 2018.

If you hold your Common Shares in street name, you should follow the voting instructions provided to you by the organization that holds your Common Shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your Common Shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 5, 2018 in order to vote in person.

How will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your Common Shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your Common Shares will be voted:

•	“FOR” the election of each of the four Class II director nominees listed under “Proposal One — Election of Directors;”

•	“FOR” the proposal to amend Article IV of the Company’s Articles under “Proposal Two — Adoption and Approval of Amendment to Article IV of the Articles of Incorporation, as amended;”

•	“FOR” the non-binding advisory resolution to approve the compensation of the Company’s named executive officers under “Proposal Three — Advisory Vote on Executive Compensation;”

•

“FOR” the ratification of the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the year ending December 31, 2018 under “Proposal Four — Ratification of Selection of Independent Registered Public Accounting Firm;” and

•

“FOR” the approval of the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies in the event there are insufficient votes at the time of the Annual Meeting to adopt Proposal Two to amend the Articles, under “Proposal Five — Adjournment of Annual Meeting.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, Farmers was not aware of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	executing a later dated proxy with regard to the same Common Shares;

•	executing a later casted Internet or telephone vote with regard to the same Common Shares;

•	giving notice in writing to the Secretary at 20 South Broad Street, Canfield, Ohio 44406; or

•	notifying the Secretary in person at the Annual Meeting.

If your Common Shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the Common Shares on March 5, 2018. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by Farmers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of Farmers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Shares held of record by such persons, and Farmers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Farmers has engaged Morrow Sodali LLC, 470 West Avenue Stamford, CT 06902, to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $9,000, plus reasonable distribution and mailing costs.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

The shareholders present in person or by proxy at the Annual Meeting representing not less than one-third of Farmers’ outstanding Common Shares shall constitute a quorum for the Annual Meeting. Consequently, at least 9,213,641 Common Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their Common Shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their Common Shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If a broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required
• Proposal One — Election of Directors

•   Election of the four Class II director nominees requires the affirmative vote of the holders of a plurality of the Common Shares present, represented and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal Two — Approval of Amendment to Article IV of the Articles of Incorporation, as amended

•   The proposal to amend Article IV of the Articles requires the affirmative vote of the holders of common shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of Proposal Two and thus will have the same effect as votes against Proposal Two.

• Proposal Three — Advisory Vote on Executive Compensation

•   The proposal to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and thus will have the same effect as a vote against Proposal Three. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to Farmers’ named executive officers or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

• Proposal Four — Ratification of Selection of Independent Registered Public Accounting Firm

•   The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Four. Abstentions will be counted as present and entitled to vote for purposes of Proposal Four and thus will have the same effect as a vote against Proposal Four.

• Proposal Five — Approval of Adjournment of the Annual Meeting

•   The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of common shares present, represented and entitled to vote at the Annual Meeting, whether or not a quorum is present. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Five. Broker non-votes will not be counted for the purpose of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Five and thus will have the same effect as a vote against Proposal Five.

Under Ohio law, the Articles, and Farmers’ Amended Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each common share owned, and shareholders may not cumulate votes in the election of directors. Common shares as to which the authority to vote is withheld are not counted toward the election of directors. However, the Board of Directors has adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A summary of this policy is set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on page 11 of this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors is currently comprised of 11 members, four of whom are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “Proposal One — Election of Directors” beginning on page 16 of this proxy statement. In 2017, the Board of Directors affirmatively determined that each of the directors listed below is an “independent director” under the rules of The NASDAQ Stock Market LLC (“NASDAQ”):

Gregory C. Bestic	Lance J. Ciroli
Anne Frederick Crawford	Ralph D. Macali
Terry A. Moore	Edward W. Muransky
David Z. Paull	Earl R. Scott
James R. Smail	Gregg Strollo

The only director (or director nominee) of Farmers who has been determined by the Board of Directors not to be independent is Kevin J. Helmick, the Company’s President and Chief Executive Officer.

During 2017, certain current directors and executive officers of Farmers, and their associates, were customers of, and had banking transactions with, various subsidiaries of the Company, including Farmers’ subsidiary bank, The Farmers National Bank of Canfield (“Farmers Bank”). All relationships between any director or executive officer and Farmers or any of its subsidiaries were conducted in the ordinary course of business. Farmers encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Farmers; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of any director’s independent judgment in carrying out his or her responsibilities.

In assessing the independence of directors, the Board of Directors also considers the business relationships between Farmers and its directors or their affiliated businesses other than ordinary banking relationships, if any. Where such business relationships other than ordinary banking relationships exist, the Board of Directors evaluates the scope and nature of each business relationship. There were no such business relationships between Farmers and its directors or the directors’ affiliated companies that were so considered by the Board of Directors in 2017.

Certain Relationships and Related Transactions

Farmers’ Audit Committee is responsible for reviewing and approving all related party transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under Item 404 of Regulation S-K. Extensions of credit by Farmers or any of its subsidiaries to “insiders” of the Company or its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is Farmers’ policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed and approved by the Board of Directors either on a case-by-case basis (such as loans made by Farmers Bank to an insider) or, in the case of an ongoing relationship, at the outset of the relationship with periodic review. All loans to insiders of Farmers: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 13 meetings during 2017. All incumbent directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with Farmers’ Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the current members of the Board of Directors other than Edward W. Muransky attended the 2017 Annual Meeting held on April 20, 2017.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has appointed Lance J. Ciroli as its non-executive Chairman. As Chairman, Mr. Ciroli presides over meetings of the Board of Directors, consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. The Board of Directors has also appointed James R. Smail as its non-executive Vice-Chair. As Vice-Chair, Mr. Smail presides over meetings of the Board of Directors in the absence of Mr. Ciroli, and also consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. Kevin J. Helmick, as President and Chief Executive Officer, is responsible both for overseeing Farmers’ day-to-day operations and for establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees. Farmers does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board of Directors believes that flexibility in appointing the Chairman of the Board allows the Board of Directors to make a determination as to such position from time to time and in a manner that it believes is in the best interest of Farmers and its shareholders. The Board of Directors believes that the current structure best serves Farmers because it allows Mr. Helmick to focus on managing the Company’s day-to-day business while allowing Mr. Ciroli to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Farmers.

The role of the Board of Directors in Farmers’ risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess Farmers’ risk assessment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Board Enterprise Risk Management Committee Charter, the Board Enterprise Risk Management Committee assists the Board of Directors in its oversight of management’s implementation and enforcement of Farmers’ policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Company’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of Farmers’ financial reporting process and system of internal accounting and financial controls. Finally, the Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee reports.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; (iv) Board Enterprise Risk Management Committee; and (v) Executive Committee. Each committee other than the Executive Committee meets on a regular basis and each committee reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee also reviews, evaluates and approves all related party transactions. The Audit Committee members currently are Earl R. Scott (Chairman), Gregory C. Bestic, Ralph D. Macali and Gregg Strollo, each of whom also served on the Audit Committee during 2017. The Board of Directors has determined that Earl R. Scott qualifies as an “audit committee financial expert.” Specifically, the Board of Directors has determined that Earl R. Scott has all of the attributes listed in the definition of an “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Scott has acquired these attributes through education and experience as a certified public accountant. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Audit Committee held four meetings during 2017.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for the executive officers of the Company and generally administers the Company’s incentive compensation programs. The members of the Compensation Committee members currently are David Z. Paull (Chair), Anne Frederick Crawford, Terry A. Moore, Earl R. Scott, and James R. Smail, each of whom also served on the Compensation

Committee during 2017. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Compensation Committee held eight meetings during 2017.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 28.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) promote effective corporate governance, including developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and (iii) lead the Board of Directors in its annual review of the Board’s performance and the performance of each of its committees. The members of the Corporate Governance and Nominating Committee currently are Gregory C. Bestic (Chair), Anne Frederick Crawford, Ralph D. Macali, Terry A. Moore, and Edward W. Muransky, each of whom also served on the Corporate Governance and Nominating Committee during 2017. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Corporate Governance and Nominating Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on Farmers’ website at www.farmersbankgroup.com. The Corporate Governance and Nominating Committee held six meetings during 2017.

Board Enterprise Risk Management Committee

The Board Enterprise Risk Management Committee oversees management’s implementation and enforcement of the Company’s policies, procedures and practices relating to the management of enterprise-wide risk. The members of the Board Enterprise Risk Management Committee currently are Lance J. Ciroli (Chair), Edward W. Muransky, David Z. Paull, James R. Smail and Gregg Strollo. During the 2017 calendar year, Mr. Scott also served on the Board Enterprise Risk Management Committee. The Board Enterprise Risk

Management Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors. A copy of the current Board Enterprise Risk Management Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Board Enterprise Risk Management Committee meets on a regular basis with Mr. Helmick and other executive officers of Farmers. The Board Enterprise Risk Management Committee held four meetings during 2017. Additional information regarding the Board Enterprise Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 28.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the Board of Directors. The members of the Executive Committee are James R. Smail (Chair), Lance J. Ciroli, Kevin J. Helmick, and Terry A. Moore, all of whom also served on the Executive Committee during 2017. The Executive Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors. A copy of the current Executive Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Executive Committee held eight meetings in 2017.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, pursuant to Section 1701.55(B) of the Ohio Revised Code, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of Farmers, because our Articles do not include alternative election standards. Nevertheless, the Board of Directors has adopted a policy that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board of Directors. Thereafter, the Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject it. In considering whether to recommend to the Board of Directors to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee will consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes, and (ii) the qualifications and performance of the tendering director(s) and his or her contributions to the Board of Directors and Farmers. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, Farmers will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s consideration or action by the Board of Directors regarding whether to accept the resignation offer. If a majority of the Board of Directors receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for director, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers the fit of an individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company and its shareholders. The following attributes are considered important to such consideration, but all may not necessarily be possessed by any one director candidate:

•	personal qualities and characteristics, accomplishments and reputation in the business community, including high personal and professional values, ethics and integrity;

•	current knowledge and contacts in the communities in which Farmers does business;

•	ability and willingness to commit adequate time to diligently attend to Board of Director and committee matters;

•	ability to think and act independently yet constructively in a mutually respectful environment;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

While the Board of Directors does not have a formal diversity policy, diversity of viewpoints, background, experience and other demographics is one criterion on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. When identifying first-time candidates or nominees for director, or in evaluating individuals recommended by shareholders, the Corporate Governance and Nominating Committee will consider diversity, the current composition of the Board in light of the diverse communities and geographies we serve, and the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee evaluates each potential director candidate on their specific skills, expertise and background, as well as traditional diversity concepts.

In addition to recommendations presented by shareholders, the Board of Directors maintains a current list of potential director candidates that fit the characteristics and qualifications of the Corporate Governance and Nominating Committee, which it uses from time to time to fill director vacancies or for director nominations. The Corporate Governance and Nominating Committee makes its recommendation regarding nominations to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of Farmers no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, written notice to the Secretary of the Company must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given or made to shareholders. The Board of Directors has adopted a policy that annual meetings of shareholders will be held on the third Thursday of April of each year unless and until publicly announced otherwise, consistent with our general past practice and the Regulations. Accordingly, for purposes of our 2019 annual meeting of shareholders intended to be held on April 18, 2019, a nomination of a director for election must be received by Farmers’ Secretary no earlier than December 19, 2018 and not later than January 18, 2019.

The Corporate Governance Guidelines also formalize certain aspects of Farmers’ shareholder nomination process. Pursuant to the Regulations and/or the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	the name, age, business address and residence address of the candidate;

2.	the information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and Farmers, as well as the candidate’s prior business and directorship experience);

3.	the number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

4.	the information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and Farmers);

5.	a description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	a qualitative description of the specific talents and skills that the candidate would offer in service to the Company;

7.	any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to Farmers or how the candidate would vote or serve as a director;

8.	a completed copy of the Company’s Questionnaire for New Director Candidates;

9.	all financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with Farmers, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder; and

10.	the consent of the candidate to serve as a director of Farmers if so elected.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

a.	the name and address of the shareholder making the nomination;

b.	the number and class of all shares of each class of stock of Farmers owned of record and beneficially owned by the shareholder;

c.	a representation that the shareholder is a holder of record of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

d.	a description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

e.	a description of any relationships, including business relationships, between the shareholder and the candidate;

f.	whether the shareholder is acting in concert with any person with respect to the Common Shares;

g.	whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

h.	the information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving Farmers and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

i.	whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

j.	if the shareholder is other than an individual (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles), (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests, (iii) the names and addresses of each person that would be deemed to control the shareholder and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, executive officers and other controlling parties.

During the course of any candidate’s consideration, the Corporate Governance and Nominating Committee may request additional information through written director questionnaires and further communications to assess whether the candidate satisfies, in the view of the committee, requirements of the Company’s Corporate Governance Guidelines, Director Code of Ethics, and other policies applicable to members of the Board and its committees.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute grounds for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals for 2019 Annual Meeting

Proposals by shareholders intended to be presented at the 2019 Annual Meeting of Shareholders must be received by the Secretary of Farmers no later than November 19, 2018, to be eligible for inclusion in Farmers’ proxy, notice of meeting, and proxy statement relating to its 2019 Annual Meeting. Farmers will not be required to include in its proxy, notice of meeting, or proxy statement, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable Commission rules.

If a shareholder intends to submit a proposal at the 2019 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January 30, 2018, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Annual Meeting in 2019. The submission of such a notice does not ensure that a proposal can be raised at the 2019 Annual Meeting of Shareholders.

In each case written notice must be given to Farmers, addressed to its Corporate Secretary, at the following address: 20 South Broad Street, Canfield, Ohio 44406.

Shareholder Communications with Directors

All written communications addressed to an individual director at Farmers’ address or to one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at Farmers’ address or to one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmers’ directors, officers and persons who own beneficially more than 10% of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Commission and to furnish the Company with copies of all such forms filed. Farmers understands from the information provided to it by Section 16 Filers that the following transactions during 2017 were reported but not on a timely basis: (i) an award of 5,000 Common Shares to Company officer Joseph W. Sabat.

PROPOSAL ONE—ELECTION OF DIRECTORS

In accordance with the provisions of Farmers’ Regulations, the Board of Directors has currently fixed the number of directors at 11. The Board of Directors is currently divided into three classes, each with three-year terms, and there are currently four directors serving in Class I, four directors serving in Class II, and three directors serving in Class III.

The Corporate Governance and Nominating Committee has recommended to the Board of Directors the re-nomination of each of the four Class II directors. Set forth below for each nominee for election and for each director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding the nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors. The following information, as of March 5, 2018, with respect to the age, principal occupation or employment, other affiliations and business experience during at least the last five years of each director and director nominee, has been furnished to Farmers by each director nominee and director. Except where indicated, no corporation is a parent, subsidiary, or other affiliate of Farmers.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

(Term Expiring in 2021)

Name	Age	Principal Occupation for Past Five Years and Other Information
Lance J. Ciroli	67	Mr. Ciroli has served as a director of Farmers since 2010 and has served as Chair of the Board of Directors since October 2011. Mr. Ciroli is a member of the Executive Committee and Chair of the Board Enterprise Risk Management Committee. Mr. Ciroli operates NBE Bank Consulting Services, a bank consulting services company which he co-founded in 2009. Prior to founding NBE Bank Consulting Services, Mr. Ciroli was Assistant Deputy Comptroller, Office of the Comptroller of the Currency, United States Treasury Department, in Washington D.C., where he was responsible for the supervision and regulation of nationally chartered community banks in Northern and Eastern Ohio and the Lower Peninsula of Michigan. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Ciroli has developed through his extensive experience in the area of national bank supervision, as well as his knowledge and experience as a director of Farmers, allow him to provide regulatory and local business expertise to the Board of Directors, and has nominated him for re-election.

Anne Frederick Crawford	54	Ms. Crawford has served as a director of Farmers since 2004 and is a member of the Compensation and Corporate Governance and Nominating Committees. Ms. Crawford is a self-employed attorney-at-law located in Canfield, Ohio, concentrating her law practice in the areas of probate and estate planning for her entire career. Ms. Crawford is also actively involved with a number of significant non-profit organizations and community initiatives in the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Crawford has developed through her education and extensive experiences in the legal field and in the Mahoning Valley business market, as well as her knowledge and experience as a director of Farmers, allow her to provide legal and local business expertise to the Board of Directors, and has nominated her for re-election.

David Z. Paull	63	Mr. Paull has served as a director of Farmers since 2011 and is Chair of the Compensation Committee and a member of the Board Enterprise Risk Management Committee. Mr. Paull retired in February 2014 from serving as the Vice President, HR Operations and Labor Relations, for RTI International Metals, Inc., where he had previously been responsible for human resource activities for all domestic manufacturing locations in the

Name	Age	Principal Occupation for Past Five Years and Other Information
		United States. Mr. Paull has 36 years of experience working in and managing all aspects of the human resources and employee benefits functions, significant experience in corporate strategic and succession planning with both for profit and nonprofit enterprises, and has served as a member of the board of directors and executive committee of the Youngstown Warren Regional Chamber of Commerce. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paull has developed through his extensive business experience in the Mahoning Valley business market, as well as his knowledge and experience in the field of human resources and related areas of executive compensation and benefits, allow him to provide compensation related and local business expertise to the Board of Directors, and has nominated him for re-election.

James R. Smail	71	Mr. Smail has served as a director of Farmers since 2015 and is Chair of the Executive Committee and a member of the Board Enterprise Risk Management and Compensation Committees. Mr. Smail also serves as Chair of the Board of Directors of Farmers Trust Company, a Farmers subsidiary. Mr. Smail has served as Chairman, Director and Chief Executive Officer of J.R. Smail, Inc. since 1975, and served as Chairman and Director of Monitor Bancorp, Inc. from 1972 through August, 2017. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Smail has from his experience in managing businesses and his experience in the financial institution industry, as well as his entrepreneurial skills, allow him to provide valuable insights to the Board of Directors in evaluating the business conditions in markets in which the Company operates, as well as setting corporate strategy, and has nominated him for re-election.

CLASS III DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2019)

Name	Age	Principal Occupation for Past Five Years and Other Information
Ralph D. Macali	62	Mr. Macali has served as a director of Farmers since 2001 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Macali is the Vice President of Palmer J. Macali, Inc., which owns and operates a retail grocery supermarket, and a partner in P.M.R.P. Partnership, which owns commercial and residential real estate. The Corporate Governance and Nominating Committee believes that the attributes, skills

Name	Age	Principal Occupation for Past Five Years and Other Information
		and qualifications Mr. Macali has developed through his education and business leadership experiences in the Mahoning Valley business market, as well as his experience as a director of Farmers, allow him to provide continued regional business and leadership expertise to the Board of Directors.

Earl R. Scott	72	Mr. Scott has served as a director of Farmers since 2003 and is Chair of the Audit Committee and a member of the Compensation Committee. Mr. Scott is a certified public accountant. Mr. Scott became a principal with Packer, Thomas & Co., a regional accounting firm with offices in the Mahoning Valley in 2016 in connection with the acquisition of Reali, Giampetro & Scott, an accounting firm for which Mr. Scott had previously served as President. Mr. Scott serves as trustee and treasurer for Stepping into the Future, Inc., a non-profit corporation based in Vienna, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Scott has developed through his education and leadership experiences in the field of accounting, his knowledge and business experience in the Mahoning Valley, as well as his experience as a director of Farmers, allow him to provide continued financial and regional business expertise to the Board of Directors.

Gregg Strollo	62	Mr. Strollo has served as a director of Farmers since 2011 and is a member of the Audit and Board Enterprise Risk Management Committees. Mr. Strollo currently serves as a partner, architect and President of Strollo Architects, a position he has held since 1996. Mr. Strollo serves on the Board of Directors locally for the Better Business Bureau and also for the Youngstown YMCA. In addition he holds the positions of Secretary and member of the Board of Directors for the American Institute of Architects in the State of Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Strollo has developed through his education and business and leadership experiences in the Mahoning Valley allow him to provide continued financial and regional business expertise to the Board of Directors.

CLASS I DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2020)

Name	Age	Principal Occupation for Past Five Years and Other Information
Gregory C. Bestic	63	Mr. Bestic has served as a director of Farmers since 2011 and is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Bestic also serves as a director of Farmers Trust Company, a Farmers subsidiary. Mr. Bestic is a Principal in Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. Mr. Bestic has practiced with Schroedel, Scullin & Bestic, LLC and its predecessor firm since 1980. Mr. Bestic is a certified public accountant, a certified forensic accountant (Diplomate of the American Board of Forensic Accounting), a fellow of the American College of Forensic Examiners, and is designated as a Chartered Global Management Accountant. He serves on a number of non-profit community and civic boards in the Mahoning Valley, including the Cardinal Joint Fire District and the Advisory Committee of the Accounting and Finance Department of Youngstown State University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Bestic has developed through his educational background in business and accounting, as well as his business and leadership experiences in the Mahoning Valley, allow him to provide accounting, local business, and corporate governance expertise to the Board of Directors.

Kevin J. Helmick	46	Mr. Helmick has served as a director of Farmers since 2014, as the President and Chief Executive Officer of Farmers since November 2013, and is a member of the Executive Committee. Prior to his appointment as President and Chief Executive Officer, Mr. Helmick served as the Executive Vice President and Secretary of the Company and Executive Vice President – Retail and Wealth Management of Farmers Bank since January 2012. Prior to that, Mr. Helmick served as the Vice President of Wealth Management and Retail Services of
		Farmers Bank since 2008. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Helmick has developed through his education and experiences in the banking and financial services industries, as well as his significant past leadership positions with Farmers, allow him to provide continued business and leadership insight to the Board of Directors.

Terry A. Moore	62	Mr. Moore has served as a director of Farmers since 2014 and is a member of the Executive, Compensation, and Corporate Governance and Nominating Committees.

Name	Age	Principal Occupation for Past Five Years and Other Information
		Mr. Moore is the Chief Executive Officer and President of Krugliak Wilkins Griffiths & Dougherty, a law firm located in Canton, Ohio, with which Mr. Moore has practiced as an attorney since 1990. As CEO and President, he is responsible, with other members of the firm’s management committee, to direct and supervise the operations of the law firm. Mr. Moore serves on the Board of Directors of Mercy Medical Center, a non-profit hospital based in Canton, and the Mercy Medical Center Development Foundation, as an advisory board member for Malone University, a non-profit university based in Canton, and as a trustee for the Hoover Foundation, a non-profit foundation based in Canton. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Moore has developed through his educational background in law, as well as his business and leadership experiences with his law firm and in Stark County, allow him to provide leadership, local business, and corporate governance expertise to the Board of Directors.

Edward W. Muransky	58	Mr. Muransky has served as a director of Farmers since 2017 and is a member of the Corporate Governance and Nominating and Board Enterprise Risk Management Committees. Since 2012, Mr. Muransky has served as Chairman of the Board of The Muransky Companies, a multifaceted business management company, Chairman and Chief Executive Officer of Southwoods Health, and Chairman and Chief Executive Officer of Chestnut Land Company, the parent company for Auntie Anne’s Soft Pretzel franchises operating throughout the United States. Mr. Muransky serves on boards of directors of a number of charitable and educational organizations in the Youngstown, Ohio and Mahoning Valley, Ohio region, including the Youngstown State University Foundation and the Youngstown/Warren Regional Chamber of Commerce. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Muransky has developed through his significant business and leadership experiences allow him to provide leadership and business expertise to the Board of Directors.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 5, 2018, regarding beneficial ownership of the Common Shares by each director, each director nominee, each of the named executive officers of Farmers appearing in the Summary Compensation Table, all directors, named executive officers, and other executive officers of the Company as a group, and each person known to Farmers to own 5% or more of its Common Shares. In addition, unless otherwise indicated, all persons named below can be reached at Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406.

Name	Total Beneficial Ownership(1)		Percent of Outstanding(2)
Gregory C. Bestic	33,997	(3)	*
Lance J. Ciroli	47,783	(4)	*
Anne Frederick Crawford.	77,856	(5)	*
Ralph D. Macali	57,499	(6)	*
Terry A. Moore	59,402	(7)	*
Edward W. Muransky	11,502	(8)	*
David Z. Paull	35,302	(9)	*
Earl R. Scott	30,799	(10)	*
James R. Smail	1,675,017	(11)	6.06%
Gregg Strollo	18,206	(12)	*
Carl D. Culp	64,258	(13)	*
Joseph A. Gerzina	32,716		*
Mark L. Graham	50,424	(14)	*
Kevin J. Helmick	116,042	(15)	*
Mark R. Witmer	89,502	(16)	*
Total (21 directors and executive officers)	2,517,510		9.11%

5% Or Greater Shareholders
James R. Smail	1,675,017	(10)	6.08%

*	Less than 1%

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals or the Common Shares issuable upon the exercise of stock options within 60 days of March 5, 2018 (although no such stock options were outstanding on that date). Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the Common Shares indicated.
(2)	For all directors and executive officers, the percentage of class is based upon the sum of: (i) 27,640,922 Common Shares issued and outstanding on March 5, 2018; and (ii) the number of Common Shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of March 5, 2018 (although no such stock options were outstanding on that date).
(3)	Mr. Bestic owns his Common Shares jointly with his spouse and he shares voting and dispositive power with respect thereto.
(4)	Amount includes 3,509 Common Shares owned by Mr. Ciroli’s spouse, over which Mr. Ciroli’s spouse has voting and dispositive power.
(5)	Amount includes 65,379 Common Shares Ms. Crawford owns jointly with her spouse with respect to which she shares voting and dispositive power, 9,277 Common Shares held by trusts over which Ms. Crawford’s spouse is trustee with voting and dispositive power, and 3,075 Common Shares held in IRAs.
(6)	Amount includes 9,189 Common Shares held in the Ralph Macali IRA, and 34,367 Common Shares held by a partnership over which Mr. Macali has voting and dispositive power. Amount does not include 18,363 Common Shares held by a trust over which Mr. Macali has voting and dispositive power but disclaims beneficial ownership.
(7)	Amount includes 10,100 Common Shares jointly owned with Mr. Moore’s spouse, over which he shares voting and dispositive power, and 28,500 Common Shares held by a trust over which Mr. Moore has voting and dispositive power.
(8)	Amount includes 9,600 Common Shares held in the Edward W. Muransky IRA.
(9)	Amount includes 21,480 Common Shares jointly owned with Mr. Paull’s spouse, over which Mr. Paull shares voting and dispositive power, and 4,445 Common Shares held in the David Z. Paull IRA.
(10)	Amount includes 3,786 Common Shares over which Mr. Scott shares voting and dispositive power with his spouse, 1,412 Common Shares owned by Mr. Scott’s spouse, 10,365 Common Shares held in an IRA by Mr. Scott’s spouse, and 13,317 Common Shares held in two separate Earl Scott IRAs.
(11)	Amount includes 9,034 Common Shares held in the James Smail IRA.
(12)	Amount includes 406 Common Shares owned by Mr. Strollo’s son, over which Mr. Strollo shares voting and dispositive power with his spouse.
(13)	Amount includes 16,781 Common Shares owned jointly with Mr. Culp’s spouse, over which Mr. Culp shares voting and dispositive power, and 690 Common Shares owned by Mr. Culp’s children over which Mr. Culp has voting and dispositive power.
(14)	Amount includes 15,014 Common Shares owned jointly with Mr. Graham’s spouse, and 1,042 Common Shares owned by or for the benefit of Mr. Graham’s children, over all of which Mr. Graham shares voting and dispositive power with his spouse.
(15)	Amount includes 8,020 Common Shares owned jointly with Mr. Helmick’s spouse over which Mr. Helmick shares voting and dispositive power, 3,197 Common Shares held in the Kevin J. Helmick IRA and 3,837 Common Shares owned by Mr. Helmick’s children over which Mr. Helmick has voting and dispositive power.
(16)	Amount includes 3,116 Common Shares held in the Mark R. Witmer IRA.

PROPOSAL TWO — ADOPTION AND APPROVAL OF AMENDMENT TO

ARTICLE IV OF THE ARTICLES OF INCORPORATION

General

On February 27, 2018, the Board of Directors adopted resolutions declaring it advisable and in the best interests of Farmers and its shareholders to amend Article IV of the Company’s Articles in order to increase the authorized number of our Common Shares from 35,000,000 to 50,000,000, and the Board is now unanimously proposing and recommending that our shareholders adopt and approve the proposed amendment to Article IV.

Description of the Shares Amendment

Article IV of the Company’s Articles currently authorizes 35,000,000 Common Shares. Of these authorized shares, as of March 5, 2018, 27,640,922 were issued and outstanding and 538,677 were held by the Company as treasury shares. Under our Articles, the Board of Directors is authorized without action of the shareholders to re-purchase shares of any class. An additional 500,000 Common Shares are reserved for issuance under the Farmers National Banc Corp. Share Ownership Plan (an employee stock purchase plan pursuant to which 92,470 shares have been issued), 500,000 Common Shares were reserved for issuance under our 2012 Equity Incentive Plan (pursuant to which awards representing 465,228 have been granted and remain outstanding), and 800,000 Common Shares are reserved for issuance under our 2017 Equity Incentive Plan (pursuant to which awards representing 124,618 shares have been granted and remain outstanding).

The Board of Directors is recommending that shareholders vote “FOR” the adoption of Proposal Two because the Board believes that the increase in the number of authorized Common Shares from 35,000,000 to 50,000,000 will provide us with the necessary ability to issue additional Common Shares in order to meet future business and financial needs and is, therefore, in the best interests of our shareholders. It is contemplated that the additional Common Shares could be used for appropriate corporate purposes as approved by the Board of Directors, including but not limited to the following:

•	Share distributions and dividends;

•	Acquisitions and mergers; and

•	Public offerings and other capital raising transactions.

At our 2013 Annual Meeting of Shareholders, shareholders approved a proposed amendment to our Articles which increased the number of our authorized Common Shares from 25,000,000 to the 35,000,000 currently authorized. Since that time, Farmers has successfully completed five acquisitions which have utilized a significant number of Common Shares, as one of the uses contemplated by such last proposed amendment to authorize additional Common Shares.

On July 1, 2013, we completed the acquisition of retirement planning consultancy National Associates, Inc. of Cleveland, Ohio, which included consideration comprised of cash and a total of over 225,000 Common Shares. On June 19, 2015, we completed the acquisition of all outstanding stock of National Bancshares Corporation, the parent company of First National Bank of Orrville. The transaction involved both cash and 7,262,955 Common Shares, totaling approximately $74.8 million. On October 1, 2015, Farmers completed the acquisition of Tri-State 1st Banc, Inc., the parent company of 1st National Community Bank. Total consideration paid was $3.6 million in cash and 1,296,517 Common Shares, worth approximately $10.7 million. On June 1, 2016, The Farmers National Bank of Canfield acquired Bowers Insurance Agency, Inc. and merged Bowers with the Bank’s wholly-owned insurance agency subsidiary. The transaction involved both cash and 123,280 Common Shares, totaling approximately $3.2 million, as well as potential future payments contingent upon satisfaction of performance targets. Finally, on August 15, 2017, Farmers acquired Monitor Bancorp, Inc., the holding company for Monitor Bank. The transaction involved both cash and 465,787 Common Shares, totaling approximately $7.5 million.

The following graph compares the cumulative five year total return to shareholders on our Common Shares relative to the cumulative total returns of the NASDAQ Composite index, the NASDAQ Bank index, and the SNL Micro Cap Bank index. The graph assumes that the value of an investment in Common Shares and in each of the indexes (including reinvestment of dividends) was $100 on December 31, 2012, and tracks that assumed investment through December 31, 2017. As indicated below, such an assumed investment in our Common Shares has outperformed each of the other indexes over the past five years.

	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Farmers National Banc Corp	100.00	107.68	139.42	145.71	244.32	257.83
NASDAQ Composite Index	100.00	140.12	160.78	171.97	187.22	242.71
SNL NASDAQ U.S. Bank Index	100.00	143.73	148.86	160.70	222.81	234.58
SNL Microcap Bank Index	100.00	129.02	146.32	162.71	200.04	244.72

The currently proposed increase in the authorized number of Common Shares would enable the Board of Directors to issue additional Common Shares as appropriate needs arise without further shareholder approval, except to the extent otherwise required by the Ohio General Corporation Law, state and federal securities laws, and the rules of any securities exchange on which the Company’s Common Shares are then listed. There are no present plans to issue any of the additional Common Shares requested to be authorized by the proposed amendment to Article IV, and Farmers and the Board of Directors will not issue any of the additional Common Shares except under circumstances and on terms which it considers to be in the best interests of the Company.

The additional Common Shares requested to be authorized by the proposed amendment to Article IV will have rights identical to the currently issued and outstanding Common Shares of the Company, including being subject to the preemptive rights of existing shareholders to purchase any Common Shares issued for cash in the future under Farmers current Articles. Adoption of the proposed amendment and issuance of additional Common Shares will not affect the rights of the holders of our currently issued and outstanding Common Shares, except for effects incidental to increasing the number of Common Shares outstanding.

The proposed increase in the number of authorized Common Shares could be deemed to have an anti-takeover effect by discouraging an attempt by a third party to acquire control of the Company because the Company could issue the additional authorized Common Shares in an effort to dilute the common share ownership of the person seeking to obtain control or increase the voting power of persons who would support the Board of Directors in opposing the takeover attempt. However, the proposal to increase the authorized number of Common Shares is not in response to any current effort of which the Company is aware to obtain control of the Company.

The proposed amendment is not part of a plan by the Company to adopt other measures having potential anti-takeover effects. However, the Articles and Regulations of the Company currently include the following provisions which may be considered to have anti-takeover effects: (a) the classification of the Board of Directors into three classes, with one class of directors being elected each year; (b) the elimination of cumulative voting in the election of directors; (c) the requirement that shareholder nominations of candidates for election to the Board of Directors be made in writing and delivered or mailed to the secretary of the Company within specified timeframes; (d) the requirement that directors may be removed only by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the Company at an election of directors; (e) the requirements that certain business combinations be approved by at least 80 percent of the voting power of the Company, depending on the nature of the recommendation of the Board of Directors with regard to the relevant acquisition; and (f) the lack of a provision opting out of application of the Ohio Merger Moratorium statute and its restrictions on persons who become the beneficial owner of ten percent or more of the shares of the Company.

Based on its determination that the increase in the number of authorized Common Shares from 35,000,000 to 50,000,000 will provide Farmers with the necessary ability to issue additional Common Shares in order to reasonably meet its future strategic, business and financial needs, and therefore is in the best interests of our shareholders, the Board of Directors unanimously recommends that shareholders vote “FOR” adoption of Proposal Two.

Proposed Amendment

If this Proposal Two is approved by shareholders, new Article IV would read in its entirety as follows:

ARTICLE IV:

The aggregate number of common shares which the corporation shall have the authority to issue is Fifty Million (50,000,000) shares, each without par value. The total number of authorized and outstanding common shares may be changed from time to time to reflect economic conditions of the corporation and business opportunities available to the shareholders of the corporation. The authorized and outstanding common shares may be redeemed by the corporation, whether at a regularly or specially called meeting for said purpose or otherwise. Furthermore, the corporation, through its Board of Directors, shall have the power to purchase, hold, sell and transfer the shares of its own capital stock, provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except where otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are note voted upon directly or indirectly.

Vote Required and Board of Directors’ Recommendation

This proposal to amend Article IV requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Abstentions and broker non-votes will have the same effect as votes against Proposal Two.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” ADOPTION AND APPROVAL OF PROPOSAL TWO AND THE AMENDMENT TO ARTICLE IV TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for Farmers’ named executive officers, including: (i) the overall objectives of the Company’s compensation program and what it is designed to reward; (ii) each element of compensation that is provided; and (iii) an explanation of the Compensation Committee’s decisions regarding Farmers’ named executive officers. For purposes of this discussion, references to “we,” “our” and “us” refer to Farmers. This Compensation Discussion and Analysis is comprised of the following segments: Executive Summary, Compensation Philosophy and Objectives, 2017 Named Executive Officers Compensation, and Other Elements of our Compensation Programs. For 2017, our named executive officers were:

Name	Title

Kevin J. Helmick	President and Chief Executive Officer

Carl D. Culp	Senior Executive Vice President, Chief Financial Officer and Secretary

Mark R. Witmer	Senior Executive Vice President, Chief Banking Officer

Mark L. Graham	Executive Vice President, Chief Credit Officer

Joseph A. Gerzina	Senior Vice President, Chief Lending Officer and Regional President

Executive Summary

We continued to deliver strong financial performance during 2017 which we believe compared well to our peers in the financial institution industry. We also believe that the compensation of our executive team reflected their continued successful efforts and aligned well with our financial performance.

Financial Performance and Significant Events affecting Executive Compensation in 2017

•

Our net income in 2017 was $22.7 million, or $.82 per diluted share, compared to $20.6 million, or $0.76 per diluted share, for 2016. Excluding a net deferred tax asset adjustment and acquisition-related adjustments, net income for 2017 would have been $24.8 million, or $0.90 per diluted share. This financial metric was one of the three objective elements of our 2017 annual cash incentive plan (the “Annual Incentive Plan”). The target level of this metric was $0.84 and the maximum was $0.88, so our performance resulted in payouts to our named executive officers at maximum.

•

Our efficiency ratio for 2017 improved to 59.10% compared to 61.59% for 2016. Excluding acquisition-related adjustments, our efficiency ratio for 2017 was 58.79. This financial metric also was an objective element of our Annual Incentive Plan, with a target level of 60.00%, so our performance resulted in payouts on this metric between the target and maximum level.

•

Our annualized return on average assets for 2017 was 1.09%, compared to 1.07% for 2016. Excluding the net deferred tax asset adjustment and acquisition-related adjustments, return on average assets would have been 1.19% for 2017. This financial metric was the third objective element of our Annual Incentive Plan, with a target of 1.10% and a maximum of 1.15%, resulting in payouts on this metric at maximum.

•

Linkages between our financial performance and the resulting payouts for our named executive officers under our annual and long-term incentive programs are described more fully under the caption “2017 Named Executive Officers Compensation” beginning on page 33 in this Compensation Discussion and Analysis.

Portions of the foregoing and certain following financial presentations in this Compensation Discussion and Analysis include the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analyses of Farmers. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on Appendix A to this proxy statement.

Significant Compensation Actions in 2017

During 2017, we evaluated all of our compensation programs, policies and payouts and concluded that overall our compensation structure continues to align well with our pay-for-performance focus and continues to promote long-term shareholder value, so we maintained the general structure of our compensation programs. The following is a summary of significant actions that occurred in 2017:

Annual Incentive Compensation

•

We continued the structure of the Annual Incentive Plan for our executive officers with three primary objective metrics: (i) earnings per share with a weighting of 30%, (ii) annualized return on average assets with a weighting of 30%, and (iii) corporate efficiency ratio with a weighting of 20%. We retained a subjective factor for each named executive officer with 20% weighting, which is evaluated based on a scorecard assessment for each individual’s performance. Results under our 2017 Annual Incentive Plan for our named executive officers is more fully described under “2017 Named Executive Officers Compensation – Annual Incentive Plan” beginning on page 33. The following is a tabular summary of our 2017 Annual Incentive Plan results:

Performance Metrics	Target	Actual	Payout %
Earnings Per Share	$0.84	$0.90	150%
Return on Average Assets	1.10%	1.19%	150%
Efficiency Ratio	60.00%	58.79%	130%

Long-term Incentive Compensation

•

At our 2017 Annual Meeting of Shareholders, shareholders adopted and approved the Company’s 2017 Equity Incentive Plan, which allowed the Compensation Committee to continue to use equity-based awards as a component of long-term incentive compensation.

•

During 2017 we granted equity-based long-term incentive compensation awards under our 2017 Equity Incentive Plan to help achieve our recruiting, retention and long-term performance incentive goals. We allocated 25% of our total long-term compensation opportunity to service-based awards subject to three-year cliff vesting. We allocated the remaining 75% to performance-based awards: 50% in equity-based awards subject to vesting based on our average return on equity (“ROE”) compared to peer group banking companies over a three-year performance period, and 25% in cash-based awards subject to vesting based on our total shareholder return (“TSR”) compared to peer group banking companies over a three-year performance period.

•

Our performance for the long-term incentive compensation awards we issued in 2015 for the three-year performance period that ended on December 31, 2017 resulted in the following percentage payouts, as described more fully under “2017 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 36:

Long-Term Incentive Compensation 2015-2017 Vesting Summary

Performance Metrics		2015-2017 Percentile Performance		Percentage Payout of Target
	Weight	Target	Actual
Relative TSR(1)	30%	59th	68.80	154.44%
Relative Average ROE(2)	70%	59th	62.00	50.85%

(1)

Cash-based award with performance and vesting determined as a percentile compared to the total shareholder return of peer group companies for the three-year period ending in 2017. Percentage payout opportunity ranged from 50% vesting of award for performing at the threshold 50th percentile of peer group, to 250% vesting for performing at or above the 85th percentile.

(2)

Equity-based award with performance and vesting determined as a percentile compared to the average return on average equity of peer group companies for the three-year period ending in 2017, excluding one-time expenses related to our significant acquisition activities in 2015 and the net deferred tax asset adjustment for 2017. These share-based awards were granted at the maximum payout level of 225% of target opportunity, therefore the percentage payout opportunities ranged from 22% vesting for performing at the threshold 50th percentile of peer group, to 100% vesting for performing at or above the 85th percentile.

Compensation Committee’s Philosophy on Executive Compensation

Farmers’ goal is to hire and retain an executive management team which we believe will promote both short-term and long-term institutional success. We seek to achieve this goal by providing a fair, competitive compensation package that includes performance-based, at-risk pay components aligned with strategic and financial performance objectives in order to drive our annual and long-term performance, which ultimately aligns with long-term shareholder value. We also seek to implement a compensation program that appropriately balances risk and financial results so that our compensation programs maintain our overall safety and soundness.

The principal elements of each named executive officers’ compensation currently consist of base salary, annual cash incentive compensation and long-term incentive compensation. Like other employees, the named executive officers also receive matching contributions to their 401(k) retirement plan accounts. At our 2017 Annual Meeting, shareholders adopted and approved the 2017 Equity Incentive Plan, which allows the Compensation Committee to continue using equity-based awards as our additional long-term incentive compensation component.

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee oversees the compensation of our named executive officers and establishes our executive compensation philosophy, policy, elements and strategy and reviews proposed executive compensation plans and arrangements, including employment and severance arrangements with our executives. In addition, the Compensation Committee evaluates the performance of our executive officers in order to determine appropriate compensation adjustments as well as future compensation decisions. The Compensation Committee also reviews overall corporate policy regarding compensation and benefit programs that are generally available to all employees and may make recommendations concerning those programs.

Although the Compensation Committee has authority to approve individual compensation arrangements, for example employment contracts and individual incentive award goals, as well as authority to engage legal advisors and compensation consultants for advice about compensation issues, the Compensation Committee does not act entirely autonomously in considering and implementation of our compensation plans. For example, the Compensation Committee recommends the terms of plans such as our 2017 Equity Incentive Plan, subject to final approval of the full independent Board of Directors. At the Compensation Committee’s request, management may provide financial, tax, accounting, or operational information relevant to Compensation Committee deliberations.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee has engaged Pay Governance, LLC (“Pay Governance”) as its outside independent compensation consultant since 2011. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviews, analyzes and provides advice regarding our executive compensation and director compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and to “best practices,” and also provides information and advice on competitive compensation practices and trends, along with specific views on our compensation programs. In its role as our independent compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with its opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2017, Pay Governance reported directly to the Compensation Committee and the Committee retains the sole authority to retain or terminate Pay Governance. Pay Governance did not provide additional services to the company or its affiliates in an amount in excess of $120,000 during 2017.

Compensation Consultant Independence

The Compensation Committee has the responsibility to consider certain independence factors before selecting compensation consultants and other compensation advisers. In connection with the foregoing, the Compensation Committee reviewed, considered and discussed the relevant factors established by NASDAQ to determine such independence, both through surveying Pay Governance and by soliciting input from members of the Compensation Committee through our annual director and officer questionnaires. Based on its review, consideration and discussion, the Compensation Committee determined that the work performed and to be performed by Pay Governance as the Committee’s compensation consultant has not raised and does not raise any conflict of interest, and also determined that Pay Governance qualifies as independent for purposes of the Exchange Act and revised NASDAQ Corporate Governance Requirements.

Say-on-Pay Consideration

At the Company’s 2017 Annual Meeting of Shareholders, our shareholders approved on an advisory basis the executive compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting, with 93% of the Common Shares represented by shareholders present in person or represented by proxy at the 2017 Annual Meeting voting “for” such approval. The Compensation Committee evaluated the results of this strongly supportive advisory vote, together with the other factors and data discussed in this Compensation and Discussion Analysis, in determining Farmers’ executive compensation policies, making executive compensation decisions, and continuing implementation of the Committee’s compensation philosophy and objectives.

Peer Group Evaluation and Executive Compensation Benchmarks

The Compensation Committee has generally evaluated compensation practices at similarly situated financial institutions to help determine the levels of compensation for financial services executives in our geographic market. In addition, the Compensation Committee does not have a practice of adhering to a strict formula in order to determine executive officer compensation packages rather has relied on a variety of factors including experience, responsibility, individual performance and our overall financial performance. However, given the competitive nature of the financial services industry in general, and the fact that we compete in a primary market with regional and national banking organizations that are significantly larger and that can provide more attractive compensation packages to top executive talent, the Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

During 2015, the Compensation Committee, with the assistance of Pay Governance, undertook an extensive re-evaluation of our peer group and assessed the need to change the composition of Farmers’ peer group to reflect a significant increase in the size of Farmers due to two acquisitions, to better reflect similarly situated financial institutions for purposes of determining competitive market positioning for executive compensation determinations. The Compensation Committee used several factors to identify, evaluate and select peer financial institutions including, but not limited to, (i) factors of size (e.g., assets (ranging from approximately $1 billion to $4 billion), revenues, employees and market capitalization), (ii) factors of profitability and growth (e.g., net revenue and operating income), and (iii) geographic location. The Compensation Committee continued to utilize the following remaining peer group of 17 companies for calendar year 2017 to evaluate the competitiveness of our pay structures and levels, taking into account acquisitions of previously included institutions (the “2017 Peer Group”):

• AmeriServ Financial, Inc.	• Middlefield Banc Corp.
• Canandaigua National Corp.	• Ohio Valley Bancorp
• Chemung Financial Corp.	• Peoples Bancorp, Inc.
• Civista Bancshares, Inc.	• Premier Financial Bancorp Inc.
• CNB Financial Corp.	• SB Financial Group, Inc.
• Cortland Bancorp	• STAR Financial Group, Inc.
• Evans Bancorp, Inc.	• Summit Financial Group, Inc.
• LCNB Corp.	• United Community Financial Corp.
• Mercantile Bank Corp.

2017 Named Executive Officers Compensation

Base Salary

Base salaries are intended to reward the named executive officers based upon their roles with us and for their performance in those roles. For each named executive officer, their base salaries are reviewed annually subject to adjustments based upon our financial performance, the individual performance of the particular executive, and our overall compensation philosophy of providing base compensation levels for our executive officers within 10% of the median of our 2017 Peer Group. The Compensation Committee conducts an annual evaluation of the performance of Mr. Helmick in light of specified goals and objectives with input from each independent director. Based on such evaluation and input, the Compensation Committee determines the compensation of Mr. Helmick and discusses its determination with all independent directors. All other executive officers are evaluated on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge, and awareness and accountability. Based thereon, Mr. Helmick determines whether a base salary increase or decrease is considered to be merited based upon individual performance and presents his base salary adjustment recommendations to the Compensation Committee. For 2017, the Compensation Committee determined to increase Mr. Helmick’s base salary from $400,000 to $430,000, an increase of 7.5%, effective April 1, 2017. As a result of the other executive officer evaluations and recommendations by Mr. Helmick, the following merit-based base salary adjustments were made in 2017 for the remaining named executive officers: (i) Mr. Culp received a base salary increase of approximately 3.1% to $206,300; (ii) Mr. Witmer received a base salary increase of approximately 2.6% to $266,875; (iv) Mr. Graham received a base salary increase of approximately 2.75% to $176,730; and (v) Mr. Gerzina received a base salary increase of approximately 3.0% to $177,088.

Annual Incentive Plan

The Compensation Committee believes that performance-based annual cash incentives are an effective way to compensate executives for working together as a team to achieve short-term specific financial goals which the Compensation Committee and management have established as near-term drivers of our long-term success, as well as certain individualized goals specific to an executive’s role and duties. The following is a discussion of the annual cash incentive program implemented by the Compensation Committee during 2017.

The Annual Incentive Plan is intended to foster superior financial results by providing equitable and attainable corporate-wide incentives that reward individual and team efforts to achieve specified performance objectives as determined and applied each fiscal year. The program provides our executive officers and certain non-executive employees the opportunity to receive annual cash incentive payments based upon achievement of such corporate and individual performance goals. Our full-time and part-time, regular, non-commissioned-based associates and executives, as well as those of our subsidiaries, are generally eligible to participate in the Annual Incentive Plan.

In 2017, the Compensation Committee established the target bonus opportunities under the Annual Incentive Plan for each eligible named executive officer expressed as a percentage of base salary. The following table sets forth such target bonus opportunities for each participating named executive officer:

Named Executive Officer	Target Annual Incentive Plan Opportunity (% of base salary)
Kevin J. Helmick	40%
Carl D. Culp	35%
Mark R. Witmer	35%
Mark L. Graham	35%
Joseph A. Gerzina	35%

Payments under the Annual Incentive Plan are contingent primarily on the achievement of pre-established performance goals relating to objective financial metrics established for each participating named executive officer by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan.

The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining a threshold level of the objective metrics, a target payout of 100% upon attaining 100% of the target level of the objective metrics, and a maximum payout of 150% of target opportunity upon attaining at or greater than a maximum level of the objective metrics. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2017, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of three core corporate financial measures: earnings per share (“EPS”), return on average assets (“ROA”), and efficiency ratio. Those were the sole objective performance criteria allocated to Messrs. Helmick, Culp, and Witmer. The named executive officers other than Messrs. Helmick, Culp, and Witmer had significant additional objective metrics based on their specific areas of responsibility and oversight. Finally, in addition to the objective performance metrics, a subjective metric was included for each of the named executive officers other than Mr. Graham and Mr. Gerzina, with a weighting of 20% of the total bonus opportunity. The following tables set forth the applicable objective performance metrics, weightings, targets and percentage payouts for each of the named executive officers under the Annual Incentive Plan in 2017:

Kevin J. Helmick, Carl D. Culp and Mark R. Witmer

Metrics	Weight	Threshold	Target	Maximum	2016 Actual	2017 Actual	Payout %
EPS	30%	$0.80	$0.84	$0.88	$0.76	$0.90	150%
ROA	30%	1.05%	1.10%	1.15%	1.07%	1.19%	150%
Efficiency Ratio	20%	61.75%	60.00%	58.00%	61.59%	58.79%	130%

Mark L. Graham

Metrics	Weight	Threshold	Target	Maximum	Actual	Payout %
EPS	20%	$0.80	$0.84	$0.88	$0.90	150%
ROA	10%	1.05%	1.10%	1.15%	1.19%	150%
Efficiency Ratio	20%	61.75%	60.00%	58.00%	58.79%	130%
Nonperforming/Total Loans	20%	.8650%	.7150%	.5050%	.4900%	150%
Net Loss/Avg. Total Loans	20%	.0014	.0010	.0006	.0011	90%
Budget Management	10%	105%	100%	80%	93%	105%

Joseph A. Gerzina

Metrics	Weight	Threshold	Target	Maximum	Actual	Payout %
EPS	20%	$0.80	$0.84	$0.88	$0.90	150%
ROA	15%	1.05%	1.10%	1.15%	1.19%	150%
Efficiency Ratio	10%	61.75%	60.00%	58.00%	58.79%	130%
West Region Loan Production	25%	80%	100%	150%	119%	119%
West Region Indirect Production	10%	80%	100%	150%	71%	0%
West Region Treasury Production	10%	80%	100%	150%	132%	132%
West Region Team Referrals	10%	80%	100%	150%	43%	0%

As indicated above, in addition to the objective performance metrics, the Compensation Committee included a subjective metric for each of the named executive officers other than Mr. Graham and Mr. Gerzina weighted at 20% of the total bonus opportunity for each executive officer. Payouts under this subjective metric were based on evaluations of overall job performance during 2017 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and he provided the basis of his evaluations to the Compensation Committee for the subjective portion of the executive’s bonus for 2017. For Mr. Helmick, each member of the Board of Directors provided input on Mr. Helmick’s performance, which was considered by the Compensation Committee in reaching a determination with respect to the subjective element of Mr. Helmick’s 2017 annual bonus. Based upon such reviews and recommendations, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp, 100% of the possible 20% weighting; and (iii) Mr. Witmer, 100% of the possible 20% weighting.

Finally, the Compensation Committee continued to include a circuit breaker in the 2017 Annual Incentive Plan, based on Farmers’ “Texas ratio” for the year. The Texas ratio is determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned, and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeds 20% for the year, no bonuses are payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2017 was 3.35%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker in our annual bonus program helps maintain minimum levels of safety and soundness of our institution in the context of providing appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2017 performance under the Annual Incentive Plan:

Named Executive Officer	Amount Earned under Annual Incentive Plan for 2017	Payout as a Percentage of Target Opportunity for 2017
Kevin J. Helmick	$233,920	136%
Carl D. Culp	$98,199	136%
Mark R. Witmer	$127,033	136%
Mark L. Graham	$80,103	130%
Joseph A. Gerzina	$72,643	117%

Long-Term Incentive Compensation Plans

In 2011, the Board of Directors first approved a long-term cash incentive compensation plan (the “LTI Cash Program”) under which our executive officers and certain other employees are eligible to receive awards for possible long-term cash incentive payments based on the achievement of prescribed corporate and/or individual performance metrics. The purpose of the LTI Cash Program is to foster and promote Farmers’ long-term financial success and value by motivating performance through long-term incentive compensation, pending review and approval by the Compensation Committee. The LTI Cash Program is also intended to attract and retain the services of talented individuals and motivate participants to achieve performance objectives that promote sound and financially healthy growth. The LTI Cash Program may continue until terminated by the Board of Directors.

The 2012 Equity Incentive Plan was adopted by our Board of Directors and shareholders to promote Farmers’ long-term financial success and increase shareholder value by motivating performance through equity-based long-term incentive compensation. The 2012 Equity Incentive Plan was also intended to encourage participants to acquire ownership interests in the Company, attract and retain talented executives and directors, and enable participants to participate in the Company’s long-term growth and financial success. During 2017, the Board of Directors and Farmers’ shareholders adopted the 2017 Equity Incentive Plan to continue these philosophies and long-term compensation opportunities.

In 2015, the Compensation Committee established the target award opportunities under the LTI Cash Program and 2012 Equity Incentive Plan for each eligible named executive officer expressed as a percentage of a participant’s base salary and established that each executive’s total long-term incentive opportunity would be based on two performance metrics for the three-year performance period commencing in the year of the grant and ending on December 31, 2017 (“Performance Period”) at “target,” “threshold” or “maximum” performance levels. For performance falling below threshold, no award payout or vesting was to occur. The following table sets forth the target long-term incentive compensation opportunities for each participating named executive officer at the time of grant in 2015:

Named Executive Officer	2015 LTI Program Target Opportunity (% of base salary)
Kevin J. Helmick	60%
Carl D. Culp	45%
Mark R. Witmer	45%
Mark L. Graham	40%
Joseph A. Gerzina	35%

The corporate performance metrics and weightings established in 2015 by the Compensation Committee for the LTI Cash Program and the 2012 Equity Incentive Plan, respectively, were: (i) relative TSR, at a weighting of 30%; and (ii) relative average ROE, at a weighting of 70%, each expressed as a percentile based on a comparison of the performance of Farmers relative to the performance of the peer group established in 2015 during the Performance Period. The following table indicates the threshold, target and maximum performance levels (for performance falling within each of the percentile ranges, payout or vesting was to occur on an interpolated basis) and the results of our relative TSR and relative average ROE performance, as adjusted, for the Performance Period, with the percentage payouts for the LTI Cash Program and 2012 Equity Incentive Plan awards granted in 2015. Percentage payout opportunities for the cash-based awards under the LTI Cash Program ranged from 50% vesting for performing at the threshold 50th percentile of peer group, to 250% vesting for performing at or above the 85th percentile. The share-based awards under the 2012 Equity Incentive Plan were granted at the maximum payout level of 225% of target opportunity, and percentage payout opportunities ranged from 22% vesting for performing at the threshold 50th percentile of peer group (equivalent to 50% of target opportunity), to 100% vesting for performing at or above the 85th percentile (equivalent to 225%, or maximum, of target opportunity). The following table summarizes the percentage payouts for our 2015 long-term performance awards. Although the Compensation Committee has certified performance and vesting levels for the 2015 long-term performance awards, the awards will not be settled until April 17, 2018. Payout amounts under the LTI Cash Program for each named executive officer are included in “Non-Equity Incentive Plan Compensation” column (g) of the Summary Compensation Table located on page 44 of this proxy statement.

Vesting Summary of 2015-2017 Long-Term Performance Awards

Performance Metric	Threshold		Target		Maximum		Actual(1)	Payout %
Relative TSR	50	th	59	th	85	th	68.80	154.44%
Relative Average ROE	50	th	59	th	85	th	62.00	50.85%

(1)

Presented as a percentile relative to the performance of peer group companies for the three-year performance period ending in 2017. For the performance period, Farmers’ TSR was 85.52 and its average ROE was 9.46 (adjusted to exclude one-time expenses related to our significant acquisition activities in 2015 and the net deferred tax asset adjustment for 2017).

In 2017, the Compensation Committee established the long-term incentive compensation target opportunities for each eligible named executive officer under our LTI Cash Program and our 2017 Equity Incentive Plan, expressed as a percentage of base salary at the time of grant, as follows:

Named Executive Officer	2017 LTI Program Target Opportunity (as a % of base salary)
Kevin J. Helmick	55%
Carl D. Culp	45%
Mark R. Witmer	45%
Mark L. Graham	40%
Joseph A. Gerzina	35%

In conjunction with establishing the target long-term incentive opportunity for our executive officers, the Compensation Committee, determined to allocate 25% of our total long-term compensation opportunity to service-based awards, subject to three-year cliff vesting. We allocated the remaining 75% to performance-based awards, for which we continued to use relative TSR and relative average ROE as the performance metrics, with the same mix of cash-based and equity-based long-term incentive awards as follows: (i) 25% in cash-based awards under our LTI Cash Program subject to vesting based on relative TSR compared to our peer group over a Performance Period ending December 31, 2019, and (ii) 50% in equity-based grants under our 2017 Equity Incentive Plan subject to vesting based on relative average ROE compared to our peer group over a Performance Period ending December 31, 2019.

The following table indicates our intended payouts at the threshold, target and maximum levels for our 2017 long-term incentive awards under both the LTI Cash Program and the 2017 Equity Incentive Plan, with relative performance compared to our 2017 Peer Group. The maximum award opportunity was established at 200% of the target opportunity.

Vesting Levels	Relative Performance of TSR and Average ROE to Peer Group Companies	Vesting Percent for TSR and ROE Levels
Below threshold	< Peer 25th Percentile	0%
Threshold	= Peer 25th Percentile	20%
Target	= Peer 50th Percentile	100%
Maximum	≥ Peer 85th Percentile	200%

For performance falling within each of the percentile ranges, payouts or vesting will occur on an interpolated basis. The amounts of the threshold, target and maximum award payouts or vesting that may be received by each of our named executive officers upon completion of the 2017-2019 Performance Period with regard to long-term incentive awards granted in 2017 under the LTI Cash Program and the 2017 Equity Incentive Plan is described in detail in the Grants of Plan Based Awards table located on page 46 of this proxy statement.

Clawback Policy

Farmers has adopted a clawback policy as part of its Incentive Compensation Guidelines. Pursuant to that policy, if the Company is required to restate all or a significant portion of its financial statements, the Board is empowered, in its discretion, to require reimbursement of all or any portion of bonuses paid or incentive compensation awarded to any participant in an incentive compensation program (including equity-based awards), and/or effect the cancellation of all or any portion of unpaid awards which may be paid to such participants if: (a) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, and (b) the amount of the bonus or incentive compensation that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. The Company acknowledges under this policy that it is not intended to add any forfeiture obligations or financial responsibilities to the Chief Executive Officer or Chief Financial Officer which are in addition to, or duplicative of, those obligations arising under Section 304 of the Sarbanes-Oxley Act of 2002.

Furthermore, if a participant in any incentive compensation program engages in misconduct related to such program, regardless of whether any restatement of financial statements is required as a result thereof, the Board shall take such actions as it considers appropriate to address the misconduct. Such actions may include cancellation of any unpaid portion of incentive compensation awarded to such participant, reimbursement of any incentive compensation paid to such participant, and other disciplinary actions.

401(k) Plan and Company Contributions

All of our employees who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in our 401(k) Profit Sharing Retirement Savings Plan (the “401(k) Plan”). Under the terms of the 401(k) Plan, employees may voluntarily defer a portion of their annual compensation, subject to applicable federal restrictions and deferral limitations, and Farmers Bank matches a percentage of each participant’s voluntary contributions, up to 6% of gross wages. In addition, at the discretion of the Board of Directors, Farmers Bank may make an additional profit sharing contribution to the 401(k) Plan. During 2017, Farmers Bank provided 401(k) Plan matching contributions of 50% for each of the named executive officers (subject to a maximum of 3% of gross wages), but no additional profit sharing contributions were made.

Nonqualified Deferred Compensation Plan

In 2015, we adopted an unfunded nonqualified retirement plan for certain of our executive officers (the “Nonqualified Plan”) pursuant to which such officers may voluntarily defer a greater portion of their compensation than permitted by applicable federal restrictions and deferral limitations in our 401(k) Plan. Participating officers are at all times 100% vested in their voluntary deferrals. The Company may also provide matching or discretionary credits to the accounts of eligible officers, as determined by the Company in its sole discretion. The Company currently intends to credit matching contributions equal to 50% of each participant’s voluntary deferrals to the Nonqualified Plan, up to 6% of gross wages (or a 3% match). Any matching or discretionary credits under the Nonqualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after completion of two years and full vesting after six years. Upon a Change-in-Control (as defined in the Nonqualified Plan), participants’ benefits under the Nonqualified Plan become fully vested and non-forfeitable. Benefits under the Nonqualified Plan represent unsecured general obligations of the Company to pay participating officers at some time in the future.

During 2017, we amended the Nonqualified Plan to allow for discretionary additional annual contributions by the Company for the benefit of eligible participating officers, based on a percentage of each participant’s total eligible compensation, as determined in the discretion of the Compensation Committee. With respect to calendar year 2017, the Compensation Committee approved a discretionary contribution in the amount of 2%.

The amounts accrued pursuant to the Nonqualified Plan for the benefit of our named executive officers for fiscal year 2017 are disclosed in the Summary Compensation Table located on page 44 of this proxy statement. The Compensation Committee believes that maintaining this Nonqualified Plan helps to maintain the competitiveness of our entire executive retirement benefits.

Amounts payable to participating officers under the Nonqualified Plan will be distributed in accordance with the terms of the Nonqualified Plan and elections made by the participating officers. Benefits generally will be paid in a single lump sum unless the participating officer has elected to receive annual installments for a period of up to ten years. The benefits will be paid upon the earliest of a participating officer’s separation from service death or disability unless the participating officer has elected to receive payments as of a specified date (including the earlier of that date or the occurrence of a regular distribution event). The Nonqualified Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section 409A.

Perquisites and Other Compensation

Executive officers also participate in broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs. Except for matching contributions in connection with our Nonqualified Plan as described above, and country club memberships provided by Farmers Bank to the named executive officers for customer relationship development purposes, executive officers did not receive in 2017 any perquisites or personal benefits that are not available to all employees. The amounts of these benefits are included in the “All Other Compensation” column (i) of the Summary Compensation Table located on page 44 of this proxy statement.

Other Elements of Our Compensation Programs

Employment Agreements, Separation Policy and Change in Control Arrangements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change in control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change in control.

Farmers first adopted an Executive Separation Policy in 2013 which currently applies to all of our named executive officers. In connection therewith, Farmers entered also into change in control agreements with each of our named executive officers (“Change in Control Agreements”). The material provisions of the Executive Separation Policy and the Change in Control Agreements are discussed under the caption “EXECUTIVE COMPENSATION AND OTHER INFORMATION – Employment Agreements, Change in Control Agreement,

Executive Separation Policy” beginning on page 52 of this proxy statement. In connection with the execution of the Change in Control Agreements, each named executive officer that previously had an employment agreement with Farmers (namely, Messrs. Helmick, Culp, and Graham) terminated his existing employment agreement.

Overall, the Compensation Committee believes that the implementation of the Executive Separation Policy and Change in Control Agreements is appropriate to help ensure that Farmers will have the continued dedication, undivided loyalty and objective advice from its key executives, even in the event of a potential transaction which could result in a change in control of Farmers. The Separation Policy offers certain protections in the event of certain terminations of employment, while the Change in Control Agreements provide certain protections in the event of a change in control event, but only if the executive’s employment is terminated as a result of (or within a specified period after) a change in control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive compensation benefits merely as a result of a change in control; rather, it believes that our Change in Control Agreements provide our executive officers with adequate protection to help ensure that change in control offers will be evaluated by our executive officers in the best interests of Farmers and our shareholders without regard to concerns that a transaction could eliminate his or her job without appropriate dispensation. The Compensation Committee recognizes that these agreements may also tend to discourage a takeover attempt as a change in control could trigger increased compensation expense as part of the transaction.

Section 162(m) of the Internal Revenue Code

As applicable for 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) placed a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation other than the chief financial officer in a taxable year, but performance-based compensation such as stock-related compensation and performance-based cash bonuses may be exempt from the $1.0 million limit if awarded under a stockholder-approved plan and certain other conditions are satisfied. We expect that all of the compensation paid in 2017 to our named executive officers is deductible. The Board of Directors and the Compensation Committee could, however, award non-deductible compensation as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued under Section 162(m), there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

The Tax Cuts and Jobs Act, which was adopted on December 22, 2017 and became effective on January 1, 2018, eliminated the performance-based exception to the $1.0 million per-executive annual limit on deductibility of compensation under Section 162(m) and the exclusion of the chief financial officer. While the Compensation Committee and the Board of Directors will continue to determine the level and structure of compensation in the manner they determine to be appropriate in order to attract and retain executive leadership and serve the needs of Farmers and its constituents, such levels and structure of executive compensation will no longer be considered within the framework of the Section 162(m) performance-based exception.

Stock Ownership Guidelines

As part of the Company’s Corporate Governance Guidelines, it has adopted stock ownership guidelines for our directors and executive officers. These guidelines require that,

within five years from the date a person first becomes a non-executive director, or within either eight years of March 15, 2016 or 11 years from the date an executive officer is first included as a participant in our Equity Plans (unless, due to specific facts and circumstances, a different period of time is determined to be appropriate by the Corporate Governance and Nominating Committee), the following amounts of Common Shares be owned by that person:

Position	Minimum Ownership Requirement
Non-executive Director	4.0 x Annual Retainer Fee
Chief Executive Officer/President	2.0 x Annual Base Salary
Chief Banking Officer	1.5 x Annual Base Salary
Chief Financial Officer	1.25 x Annual Base Salary
Other Executive Officers	1.0 x Annual Base Salary

Individuals subject to these guidelines are expected to satisfy certain milestones during the attainment periods to evidence that the individual is making appropriate progress toward achieving their respective ownership amount. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers and directors as required to be reported in a proxy statement.

In additional to these requirements, our executive officers and directors are prohibited under our insider trading policy and procedures from pledging our Common Shares, purchasing our Common Shares on margin, engaging in short sales, or engaging in any hedging transaction.

Director Compensation

The Compensation Committee is also responsible for recommending to the Board of Directors compensation for our non-employee directors. Generally, director compensation is structured in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise, considering the size, nature and location of Farmers as a bank holding company competing in our markets. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the overall goal of the Compensation Committee to position director compensation at a median market level. For 2017, the Compensation Committee recommended and the independent members of the Board of Directors approved (a) a general annual director retainer fee of $40,000, and (b) the following retainers for directors with additional duties: (i) $25,000 for the independent Board Chair, (ii) $20,000 for the independent Board Vice-Chair, (iii) $10,000 for the chair of the Executive Committee, and (iv) $5,000 for all other committee chairs.

All director compensation amounts for 2017 are reflected in the Director Compensation table located on page 59 of this proxy statement.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of our policies, procedures and practices related to its various compensation programs as part of its duties. This is designed to monitor our compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities. In addition, the Board Enterprise Risk Management Committee works with the Compensation

Committee in order to monitor our compensation policies, procedures and practices, as part of its duties to monitor enterprise-wide risk.

The Compensation and Board Enterprise Risk Management Committees believe that our current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably likely lead to a material adverse effect. It is the opinion of the Compensation and Board Enterprise Risk Management Committees that our current compensation programs appropriately balance risk and the desire to focus on our short-term and the long-term goals without encouraging unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of Farmers or any of our subsidiaries, or was formerly an officer of Farmers or any of our subsidiaries. None of our directors had any business or financial relationship with us requiring disclosure in this proxy statement.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with Farmers’ management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

Compensation Committee:

David Z. Paull, Chair

Anne Frederick Crawford

Terry A. Moore

Earl R. Scott

James R. Smail

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides summary compensation information for the individuals serving as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers serving on December 31, 2017.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Stock Options ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Kevin J. Helmick	2017	$422,956	—	$187,728	—	$318,710	$13,149	$56,110	(4)	$998,653
President and Chief Executive Officer	2016	$400,000	—	$165,917	—	$367,094	$6,310	$22,545		$961,866
	2015	$332,500	—	$652,345	—	$234,095	$(597)	$17,971		$1,236,314

Carl D. Culp	2017	$205,104	—	$73,693	—	$136,199	$4,656	$21,944	(5)	$441,596
Sr. Executive Vice President and Chief Financial Officer	2016	$199,111	—	$67,874	—	$157,796	$1,760	$10,708		$437,249
	2015	$188,275	—	$248,630	—	$118,856	$(59)	$9,859		$565,561

Mark R. Witmer	2017	$265,156	—	$95,329	—	$179,158	—	$10,618	(6)	$550,261
Sr. Executive Vice President and Chief Banking Officer	2016	$257,500	—	$88,236	—	$123,760	—	$9,044		$478,540

Mark L. Graham	2017	$175,874	—	$56,119	—	$109,081	$2,627	$28,830	(7)	$372,531
Executive Vice President and Chief Credit Officer	2016	$171,189	—	$51,886	—	$128,036	$1,156	$14,356		$366,623
	2015	$162,019	—	$168,582	—	$103,989	$(102)	$15,769		$450,257

Joseph A. Gerzina	2017	$176,139	—	$49,200	—	$97,104	—	$15,985	(8)	$338,428
Senior Vice President, Chief Lending Officer and Regional President	2016	$171,186	—	$45,403	—	$114,224	—	$14,649		$342,155
	2015	$159,452	—	$161,503	—	$91,380	—	$15,522		$427,857

(1)

Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted during 2017 under our 2017 Equity Incentive Plan. As further reflected in the Grants of Plan-Based Awards table located on page 46, (i) the amounts reported for service-based equity awards granted during 2017 were determined using closing price of a Common Share on the date of grant of $14.15, and (ii) the amounts reported for performance-based equity awards granted during 2017 were determined using the closing price of a Common Share on the date of grant of $14.15 and the target vesting levels assuming our average ROE performance equals the 50th percentile of the average of a group of peer companies over a three-year period ending on December 31, 2019. The maximum value of the performance-based stock awards granted in 2017 to each named executive officer, assuming that the highest level of performance conditions will be achieved and using the closing price of a Common Share on the date of grant of $14.15, is as follows: Mr. Helmick, $250,299; Mr. Culp, $98,258; Mr. Witmer, $127,095; Mr. Graham, $74,811; and Mr. Gerzina, $65,599. The amounts reported for calendar year 2015 reflect the special service-based, three-year cliff vesting restricted stock awards granted during 2015 following our acquisition of National Bancshares Corporation, determined using the closing price of a Common Share on the date of grant of $8.00. Other assumptions used in the calculation of these amounts are also included in Note 11 “Stock Based Compensation” to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. All service-based restricted stock and performance-based equity awards are subject to vesting as described under “2017 Named Executive Officers Compensation – Long-Term Incentive Plans” beginning on page 36.

(2)	The non-equity incentive plan compensation required to be disclosed in this column includes (i) amounts earned under our Annual Incentive Plan as a result of achieving the goals specified for each designated year, as described for 2017 in the table on page 47 under “Executive Compensation and Other Information – Annual Incentive Plan”, and (ii) the following amounts earned in 2017, 2016, and 2015, respectively, with respect to cash-based long-term incentive awards granted in 2015, 2014, and 2013, respectively, under our LTI Cash Program: Mr. Helmick, $84,790, $149,494 and $55,892; Mr. Culp, $38,000, $62,596 and $31,373; Mr. Graham, $28,978, $47,970 and $25,714; and Mr. Gerzina, $24,461, $41,482 and $16,003.Mr. Witmer first participated in the LTI Cash Program in 2015 and earned the amount of $52,125 in 2017.
(3)	Amounts shown reflect the 2017 earnings/(losses) for each named executive officer participating in our Nonqualified Plan.
(4)	Amount includes: (i) $8,100 in matching contributions by the Company into Mr. Helmick’s 401(k) Plan account, (ii) $2,702 in group term life insurance expense, (iii) $14,374 in country club dues, and (iv) $30,934 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.
(5)	Amount includes: (i) $8,100 in matching contributions by the Company into Mr. Culp’s 401(k) Plan account, (ii) $2,299 in group term life insurance expense, (iii) $1,430 in country club dues, and (iv) $10,115 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.
(6)	Amount includes: (i) $8,100 in matching contributions by the Company into Mr. Witmer’s 401(k) Plan account, (ii) and $2,518 in group term life insurance expense.
(7)	Amount includes: (i) $8,100 in matching contributions by the Company into Mr. Graham’s 401(k) Plan account, (ii) $1,976 in group term life insurance expense, (iii) $11,615 in country club dues, and (iv) $7,139 in Nonqualified Deferred Compensation Plan account matching contributions and discretionary contributions.
(8)	Amount includes: (i) $8,100 in matching contributions by the Company into Mr. Gerzina’s 401(k) Plan account, (ii) $1,953 in group term life insurance expense, and (iii) $5,932 in country club dues.

Grants of Plan Based Awards

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)
Kevin J. Helmick	04/21/2017	(1)	04/21/2017	$86,000	$172,000	$240,800	—	—	—	—	—
	04/21/2017	(2)	04/21/2017	$29,563	$59,125	$118,250	—	—	—	—	—
	04/21/2017	(3)	04/21/2017	—	—	—	4,422	8,845	17,689	—	$125,157
	04/21/2017	(4)	04/21/2017	—	—	—	—	—	—	4,422	$62,571

Carl D. Culp	04/21/2017	(1)	04/21/2017	$36,103	$72,205	$101,087	—	—	—	—	—
	04/21/2017	(2)	04/21/2017	$11,605	$23,209	$46,418	—	—	—	—	—
	04/21/2017	(3)	04/21/2017	—	—	—	1,736	3,472	6,944	—	$49,129
	04/21/2017	(4)	04/21/2017	—	—	—	—	—	—	1,736	$24,564

Mark R. Witmer	04/21/2017	(1)	04/21/2017	$46,703	$93,406	$130,769	—	—	—	—	—
	04/21/2017	(2)	04/21/2017	$15,012	$30,023	$60,046	—	—	—	—	—
	04/21/2017	(3)	04/21/2017	—	—	—	2,246	4,491	8,982	—	$63,548
	04/21/2017	(4)	04/21/2017	—	—	—	—	—	—	2,246	$31781

Mark L. Graham	04/21/2017	(1)	04/21/2017	$30,928	$61,856	$92,784	—	—	—	—	—
	04/21/2017	(2)	04/21/2017	$8,837	$17,673	$35,346	—	—	—	—	—
	04/21/2017	(3)	04/21/2017	—	—	—	1,322	2,644	5,287	—	$37,413
	04/21/2017	(4)	04/21/2017	—	—	—	—	—	—	1,322	$18,706

Joseph A. Gerzina	04/21/2017	(1)	04/21/2017	$30,990	$61,980	$92,970	—	—	—	—	—
	04/21/2017	(2)	04/21/2017	$7,748	$15,495	$30,990	—	—	—	—	—
	04/21/2017	(3)	04/21/2017	—	—	—	1,159	2,318	4,636	—	$32,800
	04/21/2017	(4)	04/21/2017	—	—	—	—	—	—	1,159	$16,400

(1)	Potential levels of bonus payments under the Annual Incentive Plan with respect to 2017 performance. Further discussion of the Annual Incentive Plan and the potential payouts to participants in that plan is contained under “2017 Named Executive Officers Compensation – Annual Incentive Plan” beginning on page 33 of this proxy statement. The amounts actually earned and paid with respect to 2017 are included in the “Non-Equity Incentive Plan Compensation” column (g) of the Summary Compensation Table on page 44 of this proxy statement.
(2)	Performance-based cash awards under the LTI Cash Program with payouts determined by our TSR performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2019, at a 25% weighting of each executive officer’s total long-term incentive compensation opportunity. Further discussion of the LTI Cash Program and the potential award payouts to participants in that plan is contained under “2017 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 36 of this proxy statement.
(3)	Performance-based equity awards under the 2017 Equity Incentive Plan with vesting determined by our average ROE performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2019, at a 50% weighting of each executive officer’s total long-term incentive compensation target opportunity. The grant date fair value of these performance shares was computed using the target level award in column (g) and a grant date fair value on the date of grant of $14.15 (although the number of shares granted at the target levels of value for these awards was determined using the average closing price of our Common Shares for the 30-day period preceding the grant date, which was $13.37 per share). Further discussion of the 2012 Equity Incentive Plan and the terms and conditions of vesting of performance-based awards issued to participants in that plan is contained under “2017 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 36 of this proxy statement.

(4)	Service-based equity awards of restricted stock under the 2017 Equity Incentive Plan which vest on the third anniversary of the award grant date conditioned on continued employment though such anniversary. The grant date fair value of such awards was calculated using the closing price of our Common Shares on the date of grant of $14.15 per share, although the number of shares granted at the target levels of value for these awards was determined using the average closing price of our Common Shares for the 30-calendar day period preceding the grant date, which was $13.37 per share. Further discussion of the 2017 Equity Incentive Plan and the terms and conditions of vesting of performance-based awards issued to participants in that plan is contained under “2017 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 36 of this proxy statement.

2017 Named Executive Officer Compensation Components

The primary elements of each executive officer’s total compensation reported in the Summary Compensation Table are the executive officer’s base salary, annual incentive bonus, and long-term incentive compensation. Each executive officer also received certain other benefits as listed in the “All Other Compensation” column.

Base Salary

In 2017, the Compensation Committee continued to implement its base salary positioning philosophy of seeking to establish executive officer base salaries at or near the 50th percentile of our peer group banks. Base salary increases to our named executive officers in 2017 were consistent generally with baseline increases approved for all employees, except where further adjustments were warranted based on outstanding or poor personal performance or peer market median alignment. Each named executive officer’s base salary is reviewed annually and is subject to adjustments based upon our financial performance, individual performance and our overall compensation philosophy. The Compensation Committee conducts an annual evaluation of the performance of Mr. Helmick in light of specified goals and objectives with input from each independent director. Based on such evaluation and input, the Compensation Committee determines the compensation of Mr. Helmick and discusses its determination with all independent directors. All other executive officers are evaluated on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge, and awareness and accountability. Based thereon, Mr. Helmick determines whether a base salary increase or decrease is considered to be merited based upon individual performance and presents his base salary adjustment recommendations to the Compensation Committee. As a result of the evaluations by the Compensation Committee of Mr. Helmick, and the recommendations by Mr. Helmick regarding the remaining named executive officers as described above, the following merit-based base salary adjustments were made in 2017: (i) Mr. Helmick received a base salary increase of 7.5% to $430,000; (ii) Mr. Culp received a base salary increase of approximately 3.1% to $206,300; (iii) Mr. Witmer received a base salary increase of approximately 2.6% to $266,875; (iv) Mr. Graham received a base salary increase of approximately 2.75% to $176,730; and (v) Mr. Gerzina received a base salary increase of approximately 3.0% to $177,088.

Annual Incentive Plan

Our Annual Incentive Plan provides certain of our executive officers and non-executive employees the opportunity to receive annual cash incentive payments based upon achievement of certain corporate and individual performance goals. The Annual Incentive Plan is intended to foster superior financial results by providing corporate-wide incentives that reward individual and team effort to achieve specified performance objectives determined for each fiscal year. The 2017 target bonus award opportunities (expressed as a percentage of base salary) and the 2017 bonus targets for each named executive officer under the Annual Incentive Plan are disclosed on page 33 of this proxy statement under “2017 Named Executive Officers Compensation – Annual Incentive Plan.”

Payments under the Annual Incentive Plan are contingent primarily upon the achievement of pre-established performance goals during a fiscal year relating to objective financial metrics established by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan. The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining 80% of the objective metric targets, a target payout of 100% upon attainment of 100% of the objective metric targets, and a maximum payout of 150% of target opportunity. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2017, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of the following three core corporate financial measures: earnings per share, efficiency ratio, and return on average assets. Those were the sole objective performance criteria allocated to Messrs. Helmick, Culp, and Witmer. The named executive officers other than Messrs. Helmick, Culp, and Witmer had significant additional objective metrics based on their specific areas of responsibility and oversight. Finally, in addition to the objective performance metrics, a subjective metric was included for each of the named executive officers other than Mr. Graham and Mr. Gerzina, with a weighting of 20% of the total bonus opportunity. The objective performance metrics, weightings, targets and percentage payouts based on actual performance for each of our named executive officers under the Annual Incentive Plan in 2016 is set forth in detail in the tables beginning on page 33 of this proxy statement under “2017 Named Executive Officers Compensation – Annual Incentive Plan.”

Payouts under the subjective element for each named executive officer were based on evaluations overall job performance during 2017 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and provided the basis of his recommendations to the Compensation Committee for the subjective portion of the executive’s bonus for 2017. For Mr. Helmick, each member of the Board of Directors completed a scorecard which were reviewed by the Compensation Committee in reaching a determination with respect to the subjective element of Mr. Helmick’s 2017 annual bonus. Based upon such reviews, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity for 2017: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp, 100% of the possible 20% weighting; and (iii) Mr. Witmer, 100% of the possible 20% weighting.

Finally, the Compensation Committee includes a circuit breaker in the Annual Incentive Plan based on our “Texas ratio” for the year, determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeds 20% for the year, no bonuses are payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2017 was 3.35%, well below this circuit breaker level. The Compensation

Committee believes that the use of a circuit breaker as part of our annual bonus program helps maintain minimum levels of safety and soundness of our institution while seeking to provide appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2017 performance under the Annual Incentive Plan:

Named Executive Officer	Amount Earned under Annual Incentive Plan for 2017	Payout as a Percentage of Target Opportunity for 2017
Kevin J. Helmick	$223,920	136%
Carl D. Culp	$98,199	136%
Mark R. Witmer	$127,033	136%
Mark L. Graham	$80,103	130%
Joseph A. Gerzina	$72,643	117%

Long-Term Incentive Compensation

In 2017, the Compensation Committee approved the issuance to our named executive officers of (i) service-based long-term incentive awards, (ii) performance-based long-term equity incentive awards, and (iii) performance-based long-term cash incentive awards, under both our 2017 Equity Incentive Plan and our LTI Cash Program, the amounts of which are set forth in the Grants of Plan-Based Awards table located on page 46 of this proxy statement. In 2015, the Compensation Committee also approved the one-time issuance of service-based long-term equity incentive awards to our executive officers to help retain our management team following the significant growth in Farmers and to reward them for successfully executing on our strategic acquisition plan with two completed acquisitions in 2015. The retention awards are subject to cliff vesting based on continued employment through the third anniversary of the grant date on August 25, 2018. The amounts of these service-based long-term equity incentive awards are set forth below in the Outstanding Equity Awards at Year-End table.

A detailed discussion of the vesting criteria and other terms and conditions for such all long-term incentive plan awards is included under “2017 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 36 of this proxy statement.

Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Kevin J. Helmick	—	—	—	—	—	75,603	(3)	$1,115,144	17,689	(4)	$260,913
									24,499	(5)	$361,360
									37,142	(6)	$547,845
Carl D. Culp	—	—	—	—	—	27,786	(7)	$409,843	6,944	(4)	$102,424
									10,022	(5)	$147,825
									16,646	(6)	$245,529
Mark R. Witmer	—	—	—	—	—	36,482	(8)	$538,110	8,982	(4)	$132,485
									13,029	(5)	$192,178
									21,767	(6)	$321,063
Mark L. Graham	—	—	—	—	—	18,572	(9)	$273,937	5,287	(4)	$77,983
									7,661	(5)	$113,000
									12,694	(6)	$187,237
Joseph A. Gerzina	—	—	—	—	—	18,144	(10)	$267,624	4,636	(4)	$68,381
									6,704	(5)	$98,884
									10,715	(6)	$158,046

(1)	Market value computed using $14.75, the closing share price of our Common Shares on December 29, 2017.
(2)	Unearned equity awards are presented based on achievement of maximum performance goals and maximum number of shares issuable with respect to vesting thereof.
(3)	Awards of service-based restricted shares under our 2012 Equity Incentive Plan or our 2017 Equity Incentive Plan which are subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 65,056 on August 25, 2018; (ii) 6,125 on April 22, 2019; and (iii) 4,422 on April 21, 2020.
(4)	Performance-based awards granted during 2017 under our 2017 Equity Incentive Plan that are to vest, if at all, on April 21, 2020, based upon the performance of our average ROE relative to the average of a peer group of similar companies during the Performance Period ending December 31, 2019, as described in greater detail under “2017 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 36 of this proxy statement. Any performance awards that do not vest on April 21, 2020 will be forfeited
(5)

Performance-based awards granted during 2016 under our 2012 Equity Incentive Plan that are to vest, if at all, on April 22, 2019, based upon the performance of our average ROE relative to the average of a peer group of similar companies during the Performance Period ending December 31, 2018, as described in greater detail under “2017 Named Executive Officers Compensation – Long-Term Incentive Compensation Plans” beginning on page 36 of this proxy statement. No awards will vest if our performance falls below the 25th percentile or threshold level, 10% will vest if performance is at the 25th percentile, 50% will vest if performance is at the 50th percentile, and 100% will vest if performance is at the 85th percentile or above. For performance falling within each of these percentile ranges, payouts and vesting will occur on an interpolated basis. Any performance awards that do not vest on April 22, 2019 will be forfeited.

(6)

Performance-based awards granted during 2015 under our 2012 Equity Incentive Plan that are to vest, if at all, on April 17, 2018, based on the performance of our average ROE relative to the average of a peer group of similar companies during the Performance Period to end on December 31, 2017. No awards will vest if our performance falls below the 25th percentile or threshold level, 20% will vest if performance is at the 50th percentile, 40% will vest if performance is at the 59th percentile, and 100% will vest if performance is at the 85th percentile or above. For performance falling within each of these percentile ranges, payouts and vesting will occur on an interpolated basis. Any performance awards that do not vest on April 17, 2018 will be forfeited.
(7)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 23,544 on August 25, 2018, (ii) 2,506 on April 22, 2019; and (iii) 1,736 on April 21, 2020.
(8)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 30,979 on August 25, 2018; (ii) 3,257 on April 22, 2019; and (iii) 2,246 on April 21, 2020.
(9)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 15,335 on August 25, 2018; (ii) 1,915 on April 22, 2019; and (iii) 1,322 on April 21, 2020.
(10)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 15,309 on August 25, 2018; (ii) 1,676 on April 22, 2019; and (iii) 1,159 on April 21, 2020.

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin J. Helmick	—	—	6,090	$84,042
Carl D. Culp	—	—	3,193	$44,063
Mark R. Witmer	—	—	—	—
Mark L. Graham	—	—	2,423	$33,437
Joseph A. Gerzina	—	—	2,097	$28,939

(1)	Amounts represent number of shares which vested on February 28, 2017 from awards granted during 2014 under our 2012 Equity Incentive Plan based on the performance of Farmers average ROE relative to the average ROE of its peer group of similar companies during the Performance Period ended on December 31, 2016.
(2)	Amounts represent value realized upon vesting at the vesting date closing price of our Common Shares of $13.80.

Summary of Equity Awards Vested in 2017

During 2017, equity awards subject to normal vesting for our named executive officers consisted of performance-based long-term awards granted in calendar 2014 which were subject to performance-based vesting. With regard to the performance-based equity awards, 16.24% vested because our relative average ROE for the three-year performance period ending on December 31, 2016 of 8.37% placed us at the 45th percentile of our peer group, above the 25th percentile threshold but below the 50th percentile for target vesting at 20%.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kevin J. Helmick	$38,925	$30,934	$13,149	—	$105,114
Carl D. Culp	$33,341	$10,115	$4,656	—	$72,225
Mark R. Witmer	—	—	—	—	—
Mark L. Graham	$23,447	$7,139	$2,627	—	$55,108
Joseph A. Gerzina	—	—	—	—	—

(1)	Column contains contributions by the Company in the last fiscal year under the Nonqualified Plan. Amounts shown are included in the All Other Compensation column (i) shown in the Summary Compensation Table located on page 44.
(2)	Earnings in this column represent estimated earnings on the Nonqualified Plan, which are based upon participant-directed investment allocations. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

For a narrative discussion of our Nonqualified Plan, see page 28 of the Compensation Discussion and Analysis.

Employment Agreements, Change in Control Agreements, Executive Separation Policy

Farmers has no written employment agreements with any of its 2017 named executive officers, although certain potential benefits in connection with their employment are governed by an Executive Separation Policy and a Change in Control Agreement, the material terms of which are described below.

Change in Control Agreements

Farmers has entered into Change in Control Agreements with each of its executive officers, including all of its current named executive officers.

In the event that an executive officer’s employment is terminated by Farmers, other than for Cause, or by the executive, for Good Reason, during the six-month period commencing prior to a Change in Control (all as defined in the Change in Control Agreement) or the 12-month period thereafter, then the executive would be eligible to receive the benefits set forth in the Change in Control Agreement. Those benefits include (i) a payment in an amount equal to a multiple of the executive’s annual base salary (three times for Mr. Helmick, two and one-half times for Messrs. Culp, Witmer, and Graham, and one times for Mr. Gerzina); (ii) a lump sum amount equal to a multiple of the average of the annual incentive bonus paid to the executive in the three years preceding termination (three times for Mr. Helmick, two and one-half times for Messrs. Culp, Witmer, and Graham, and one times for Mr. Gerzina); (iii) a pro rata incentive bonus of the year of termination which assumes that performance has been attained at the “target” level for each executive; (iv) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating for a period of months (36 for Mr. Helmick, 30 for Messrs. Culp, Witmer, and Graham, or 12 for Mr. Gerzina); and (v) for Messrs. Helmick, Culp, Witmer, and Graham, a lump sum of $20,000 for outplacement services.

Each of the Change in Control Agreements provide for a “cut-back” in the event of any excise tax under Section 280G of the Code, such that the benefits payable to the executive would be reduced to $1.00 less than the amount that causes the payments to be treated as parachute payments under Section 280G of the Code; provided, however, that no reduction will occur if, on an after-tax basis in each case and taking into account all federal, state and local taxes (including any excise tax), the executive would receive a greater amount if no reduction had occurred, thus providing the “best net effect” to the executive.

In order to receive the benefits described above, the executive would be required to execute a general release in favor of Farmers and must also (i) comply with covenants prohibiting the solicitation of customers and employees (for a period of 36 months for Mr. Helmick, 24 months for Messrs. Culp, Witmer, and Graham, and 12 months for Mr. Gerzina) (ii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iii) comply with non-disparagement provisions.

Executive Separation Policy

Farmers has adopted an Executive Separation Policy which applies to our Chief Executive Officer and President, Senior Executive Vice President – Chief Financial Officer, Senior Executive Vice President – Chief Banking Officer, Executive Vice President – Chief Credit Officer, and such other persons as may be designated annually by the Board of Directors, including currently our Senior Vice President, Chief Lending Officer and Regional President, among other executive officers (collectively, the “Covered Executives”). Accordingly, each of our named executive officers is a Covered Executive and participates in the Executive Separation Policy.

In the event that a Covered Executive’s employment is terminated by Farmers for Cause or by the Covered Executive without Good Reason (each as defined in the Executive Separation Policy), then the Covered Executive would be entitled to receive (i) all earned but unpaid compensation benefits for time worked through the date of termination; and (ii) such other rights and benefits, if any, as may be provide under other plans and programs of Farmers (collectively, the “Accrued Obligations”).

If the Covered Executives employment is terminated by Farmers without Cause or by the Covered Executive with Good Reason, then, in addition to the Accrued Obligations, the Covered Executive would be eligible to receive the following (i) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp, Witmer and Graham, or 12-months’ salary for Mr. Gerzina; (ii) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (iii) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 (for Mr. Gerzina); and (iv) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Witmer, Graham, and Gerzina) for reasonable outplacement services for up to one year by a firm selected by Farmers.

The Executive Separation Policy defines “Good Reason” to include any of the following: (a) a reduction in a Covered Executive’s annual base salary rate, unless such reduction generally applies to other Covered Executives regardless of the reason(s) therefore; (b) a substantial diminution in a Covered Executive’s duties, authorities or responsibilities; or (3) the relocation of a Covered Executive’s principal place of employment with the Company that meets certain conditions in the Executive Separation Policy. The Executive Separation

Policy defines “Cause” to mean (a) the willful or negligent failure by the Covered Executive to substantially perform his or her duties with the Company and, after written notification by the Company to the Covered Executive, the continued failure of the Covered Executive to substantially perform such duties; (b) the willful or negligent engagement by the Covered Executive in conduct which is demonstrably and materially injurious to the Company, financially or otherwise; (c) action or inaction by the Covered Executive that constitutes a breach of fiduciary duty with respect to the Company or any of its subsidiaries; (d) the violation of any material written policy, rule or regulation of the Company; or (e) the Covered Executive’s material breach of any agreement in respect of confidentiality with the Company, whether or not entered into after the effective date of the Executive Separation Policy.

In order to receive any payments pursuant to the Executive Separation Policy (other than the Accrued Obligations), the Covered Executive would be required to execute a general release in favor of Farmers and must also (i) comply with a non-competition covenant for 12 months; (ii) comply with covenants prohibiting the solicitation of customers and employees for a period of time equal to 24 months (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 months (for Mr. Gerzina); (iii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iv) comply with non-disparagement provisions. Failure to abide by these conditions requires the Covered Executive to return to Farmers, within 10 days after request by Farmers, any amounts Farmers has paid to the Covered Executive under the Executive Separation Policy (other than the Accrued Obligations).

In the event that a Covered Executive is terminated under circumstances that would entitle him or her to payment under a Change in Control Agreement, then the terms of the Change in Control Agreement will be controlling and the Covered Executive would not be entitled to benefits under the Executive Separation Policy.

Potential Payments Upon Termination or Change in Control

The following table sets forth a summary of the potential amounts payable to each named executive officer under various termination scenarios including those provided pursuant to the terms of the Executive Separation Policy and Change in Control Agreements described in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Employment Agreements, Change in Control Agreements, Executive Separation Policy” beginning on page 52 of this proxy statement. The figures in the table assume termination occurring on December 31, 2017.

Compensation Components	Death or Disability(1)	Voluntary Termination without Good Reason or Involuntary Termination for Cause(2)	Voluntary Termination with Good Reason or Involuntary Termination without Cause(3)	Voluntary Termination with Good Reason or Involuntary Termination without Cause upon Change in Control(4)
Kevin J. Helmick
Severance Pay	—	—	$1,290,000	$1,290,000
Benefits	—	—	$76,708	$92,648
Annual Incentive Plan	$172,000	—	$172,000	$503,445
Long-term Incentive Plans(5)	$1,736,659	—	$1,115,144	$1,645,418
Nonqualified Plan	$105,114	$105,114	$105,114	$105,114

Total	$2,013,773	$105,114	$2,758,966	$3,636,625

Carl D. Culp
Severance Pay	—	—	$618,900	$515,750
Benefits	—	—	$47,172	$53,060
Annual Incentive Plan	$72,205	—	$72,205	$212,379
Long-term Incentive Plans(5)	$672,207	—	$409,843	$657,732
Nonqualified Plan	$72,225	$72,225	$72,225	$72,225

Total	$816,637	$72,225	$1,220,345	$1,511,146

Mark R. Witmer
Severance Pay	—	—	$800,625	$667,188
Benefits	—	—	$47,172	$53,060
Annual Incentive Plan	$93,406	—	$93,406	$147,394
Long-term Incentive Plans(5)	$881,310	—	$538,110	$860,973
Nonqualified Plan	—	—	—	—

Total	$974,716	—	$1,479,313	$1,728,615

Mark L. Graham
Severance Pay	—	—	$530,190	$441,825
Benefits	—	—	$52,824	$57,770
Annual Incentive Plan	$61,856	—	$61,856	$184,223
Long-term Incentive Plans(5)	$474,086	—	$273,937	$463,047
Nonqualified Plan	$55,108	$55,108	$55,108	$55,108

Total	$591,050	$55,108	$973,915	$1,201,973

Joseph A. Gerzina
Severance Pay	—	—	$177,087	$177,088
Benefits	—	—	$22,608	$15,108
Annual Incentive Plan	$60,200	—	$61,980	$67,777
Long-term Incentive Plans(5)	$439,950	—	$267,624	$427,779
Nonqualified Plan	—	—	—	—

Total	$500,150	—	$529,299	$687,752

(1)	No severance benefits are provided upon a named executive officer’s death or disability other than (i) payment of the target amount under our Annual Incentive Plan, (ii) vesting of long-term incentive plan awards, and (iii) amounts vested under our Nonqualified Plan. All outstanding service-based awards fully vest upon death or disability. A pro rata portion of outstanding performance-based awards, both cash- and equity-based, vest upon death or disability, but are settled only at the end of the normal vesting period and only to the extent of determined by the performance criteria over the performance period. For purposes of this calculation, it was assumed that the pro rata amount of outstanding performance-based long-term incentive awards would vest at their target levels of performance. The value of all equity awards for these purposes was calculated using the closing price of our Common Shares on December 29, 2017 of $14.75.Farmers considers normal retirement age to be 65 years of age, and no named executive officer was eligible for treatment as a retirement upon a voluntary resignation at December 31, 2017.
(2)	Our Executive Separation Policy provides the participating executives with the following benefits as a result of a voluntary termination without Good Reason or an involuntary termination by Farmers Bank for Cause (each as defined in the Executive Separation Policy): (a) their Accrued Obligations; and (b) any rights and benefits, if any, provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, including, without limitation, earned but unused vacation (however the table assumes that the executives would receive no benefit for unused paid time off as of December 31, 2017, as unused paid time off cannot be carried over from one year to the next).
(3)	Our Executive Separation Policy generally provides the Covered Executives the following benefits as a result of a termination by the Company without Cause or by the Covered Executives for Good Reason: (a) the Accrued Obligations, (b) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp, Witmer, and Graham, or 12-months’ salary for Mr. Gerzina; (c) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (d) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 (for Mr. Gerzina); and (e) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Witmer, Graham, and Gerzina) for reasonable outplacement services for up to one year by a firm selected by Farmers. All outstanding service-based awards fully vest (calculated using the closing price of our Common Shares on December 29, 2017 of $14.75), and all outstanding performance-based awards are forfeited. Because termination is assumed for purposes of the table to have occurred on December 31, 2017, the annual incentive benefit payable to the executives is a full year bonus at the “target” level and not a pro rata portion of that annual incentive benefit. The table also assumes that the executives would receive no benefit for unused paid time off as of December 31, 2017, as unused paid time off cannot be carried over from one year to the next.
(4)

The Change in Control Agreements with our named executive officers provide for the following payments if employment is terminated by the Company other than for Cause or by the executive for Good Reason (as each defined in the Change in Control Agreements): (a) a payment in an amount equal to the executive’s annual base salary multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp, Witmer, and Graham) or one (for all other executive officers including Mr. Gerzina); (b) a lump sum amount equal to the average of the annual incentive bonus paid to the executive in the three years preceding termination multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp, Witmer, and Graham) or one (for all other executive officers including Mr. Gerzina); (c) a pro rata incentive bonus of the year of termination (assuming performance had been attained at the “target” level); (d) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating multiplied by 36 (for Mr. Helmick), 30 (for Messrs. Culp, Witmer, and Graham) or 12 (for all other executive officers including Mr. Gerzina); and (e) a lump sum of $20,000 for outplacement services (for Messrs. Helmick, Culp, Witmer, and Graham). Upon a voluntary termination for Good Reason or an involuntary termination without Cause within two years following a Change in Control, (i) all outstanding service-based awards fully vest, and (ii) all outstanding performance-based long-term incentive awards vest and are settled at the “target” level of performance. The value of all equity awards for these purposes was calculated using the closing price of our Common Shares on December 29, 2017 of $14.75.
(5)	Upon death or disability (i) all outstanding service-based awards fully vest, and (ii) a pro rata portion of outstanding performance-based awards, both cash- and equity-based, vest subject to settlement only at the end of the normal vesting period and only to the extent determined by the performance criteria over the performance period. For purposes of these calculations, it was assumed that the pro rata amount of outstanding performance-based long-term incentive awards would vest at target levels of performance. Upon voluntary termination without Good Reason or involuntary termination for Cause all outstanding long-term incentive awards are forfeited. Upon voluntary termination with Good Reason or involuntary termination without Cause (i) all outstanding service-based awards fully vest, and (ii) all outstanding performance-based awards are forfeited. Upon a voluntary termination for Good Reason or an involuntary termination without Cause within two years following a Change in Control, (i) all outstanding service-based awards fully vest, and (ii) all outstanding performance-based long-term incentive awards vest and are settled at the “target” level of performance. The value of all equity awards for these purposes was calculated using the closing price of our Common Shares on December 29, 2017 of $14.75.

EQUITY COMPENSATION PLAN INFORMATION

Our 2012 Equity Incentive Plan previously authorized the Company to issue up to 500,000 of Common Shares to our employees and non-employee directors in exchange for consideration in the form of goods or services. Any shares that were not subject to an award as of April 20, 2017, the effective date of our 2017 Equity Incentive Plan, were no longer eligible to be issued under the 2012 Equity Incentive Plan. Our 2017 Equity Incentive plan authorizes the Company to issue up to 800,000 of Common Shares to our employees and non-employee directors in exchange for consideration in the form of goods or services. Information on awards outstanding under such plans as of December 31, 2017, is set forth below:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by security holders	266,515	N/A	671,759
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	266,515	N/A	671,759

(1)	Amount represents awards of performance-based shares granted pursuant to the 2012 Equity Incentive Plan or the 2017 Equity Incentive Plan, the vesting of which is contingent upon corporate performance measured by evaluating our average ROE relative to the average ROE of a peer group of financial institutions during the applicable three-year performance period commencing in the year of grant. Amount does not include outstanding awards of service-based restricted shares totaling 323,331, which are subject to vesting within the third anniversaries of the grant dates, conditioned upon continued employment of the participants on such anniversary dates.
(2)	The weighted average exercise price is not determinable for the awards of performance-based shares described in footnote (1).
(3)	Amount represents shares available for future issuance under the 2017 Equity Incentive Plan; no shares are available for future issuance under the 2012 Equity Incentive Plan.

Director Compensation

The following table sets forth compensation information on each of Farmers’ non-employee directors. Directors who are employees of Farmers do not receive additional compensation for services as a director. For additional description of our director compensation, see Other Elements of Our Compensation Programs—Director Compensation on page 42 of the Compensation Discussion and Analysis.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Gregory C. Bestic	$54,000	—	$54,000
Lance J. Ciroli	$70,000	—	$70,000
Anne Frederick Crawford	$40,000	—	$40,000
Ralph D. Macali	$40,000	—	$40,000
Terry A. Moore	$40,000	—	$40,000
David Z. Paull	$45,000	—	$45,000
Earl R. Scott	$45,000	—	$45,000
James R. Smail	$88,000	—	$88,000
Gregg Strollo	$40,000	—	$40,000
Edward W. Muransky	$30,000	—	$30,000

(1)	Amounts reflect all fees paid in cash during 2017 for services as a director, including the following amounts paid to directors with additional duties: (i) $25,000 for the independent Board Chair; (ii) $20,000 for the independent Board Vice-Chair; (iii) $10,000 for the chair of the Executive Committee; and (iv) $5,000 for all other committee chairs. Amounts for Messrs. Smail and Bestic include $18,000 and $9,000, respectively, in fees for their service on the board of Farmers Trust Company, a subsidiary of Farmers. Mr. Muransky first commenced his service as a director on April 20, 2017 upon election at our 2017 Annual Meeting of Shareholders.

CEO PAY RATIO DISCLOSURE

CEO Pay Ratio

Pursuant to Commission regulations adopted under the Dodd-Frank Act, for the first time we are required to calculate and disclose the ratio of the annual total compensation of our chief executive officer, Mr. Helmick, compared to the total annual compensation of our employee whose compensation represents the median compensation of all employees other than Mr. Helmick.

To identify such “median employee” we added the salary paid to each employee (other than Mr. Helmick) during 2017 plus all other compensation paid to each employee for services rendered during 2017, to arrive at total compensation paid to each employee with respect to 2017. We used the amount of salary paid during 2017, rather than salary paid for services rendered during 2017 regardless of when actually paid, for purposes of identifying the median employee. We calculated the compensation of each of our 457 employees who was employed by the Company as of December 31, 2017. The compensation of full-time, permanent employees who were hired after January 1, 2017 was annualized. The compensation of part-time, temporary and seasonal employees was not adjusted to a full-time or full-year equivalent. We included for each employee all forms of compensation that were paid to that employee during 2017, including, as applicable, the following:

•	Base salary or wages, including overtime
•	Bonuses
•	Other incentive compensation, including vesting of long-term incentive compensation
•	Service awards for years of service to Farmers
•	Christmas gifts
•	401(k) plan matching contributions
•	Nonqualified deferred compensation
•	Nonqualified executive retirement compensation
•	Health insurance premiums
•	Group term life insurance, AD&D, and long-term and short-term disability premiums

After calculating each employee’s annual total compensation, we ranked the annual total compensation of all employees except Mr. Helmick from lowest to highest and identified the middle employee in the list as the median employee. We then calculated the annual total compensation of both Mr. Helmick and such median employee for 2017 in a manner consistent with the rules for determining amounts disclosed in the Summary Compensation Table located on page 44. The calculations yielded the following numbers:

• Annual total compensation of Mr. Helmick	$998,653
• The median employee’s annual total compensation	$41,318
• The ratio of annual total compensation of Mr. Helmick to the median employee’s annual total compensation:	24.17 : 1.0

The Compensation Committee believes our compensation program must be equitable to all employees to motivate our employees to perform in manners that enhance shareholder value. We will continue to monitor the relationship of the compensation of our executive officers, including our chief executive officer, to the compensation of non-executive employees.

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, Farmers is providing shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the shareholders approve the compensation of Farmers’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Board of Directors believes that Farmers’ compensation policies and procedures are aligned with Farmers’ short-term goals and long-term success. The Board of Directors believes that its improved pay-for-performance philosophy and objectively-driven incentive-based compensation opportunities are designed to both be competitive with opportunities offered by similarly situated financial institutions and to attract, retain and motivate the key executives directly responsible for our continued success. At the Company’s 2017 Annual Meeting of Shareholders, our shareholders approved the executive compensation as disclosed in the proxy statement for that Annual Meeting, with 93% of the Common Shares represented by shareholders present in person or represented by proxy voting for approval. The Compensation Committee evaluated the results of this strongly supportive advisory vote, together with the other factors and data discussed in this Compensation and Discussion Analysis, in determining executive compensation policies, making executive compensation decisions, and continuing implementation of its compensation philosophy and objectives.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about our executive compensation philosophy and programs, including information about the calendar year 2017 compensation of the Company’s named executive officers.

Vote Required and Board of Directors’ Recommendation

This Proposal Three to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. Because this vote is advisory, it will not be binding on Farmers or the Board of Directors; however, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for Farmers’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Farmers’ consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of Farmers’ independent registered public accounting firm and must pre-approve all services provided.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Farmers’ financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with Farmers’ management, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and Farmers’ independent registered public accounting firm for the year ended December 31, 2017, Crowe Horwath LLP (“Crowe Horwath”). The Audit Committee also discussed with Crowe Horwath matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) 1301 (previously AS No. 16). Crowe Horwath provided to the Audit Committee written disclosures pursuant to Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with Crowe Horwath any relationships with or services to Farmers’ or its subsidiaries that may impact the objectivity and independence of Crowe Horwath, and the Audit Committee has satisfied itself as to Crowe Horwath’s independence.

Based upon the Audit Committee’s discussion with management and Crowe Horwath, and the Committee’s review of the representation of management and the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2017 be included in Farmers’ Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that Crowe Horwath be retained as the Company’s independent registered public accounting firm for the 2018 calendar year.

The Audit Committee:

Earl R. Scott, Chair

Gregory C. Bestic

Ralph D. Macali

Gregg Strollo

PROPOSAL FOUR — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Crowe Horwath to act as the independent registered public accounting firm to examine Farmers’ books, records and accounts and those of its subsidiaries for the year ending December 31, 2018. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Crowe Horwath was Farmers’ independent registered public accounting firm for the year ended December 31, 2017, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of Farmers’ independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Four. Broker non-votes may be counted as votes “For” Proposal Four. Abstentions will be counted as present and entitled to vote for purposes of Proposal Four and thus will have the same effect as a vote against Proposal Four. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of Farmers’ independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Crowe Horwath and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of Crowe Horwath will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by Crowe Horwath for fiscal 2017 and 2016 were as follows:

	2017	2016
Audit Fees	$377,000	$300,810
Audit-Related Fees	$32,500	$31,000
Tax Fees	$51,450	$49,000
All Other Fees	$7,500	$130,000

Audit Fees consist of consist of fees billed in the last two fiscal years for the audit of Farmers’ annual financial statements, the review of financial statements included in the

Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of Farmers’ financial statements. The fees billed in 2017 and 2016 include services related to providing required consents.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

All Other Fees represent fees for advice related to a captive insurance subsidiary project.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or All Other Fees described above were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is contained in the Audit Committee Charter, a current copy of which is available at www.farmersbankgroup.com.

PROPOSAL FIVE—APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING,

IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

General

If there are insufficient votes at the time of the Annual Meeting to adopt Proposal Two, the Board of Directors may, in its discretion if it determines necessary, adjourn the Annual Meeting to solicit additional proxies. In that event, you will be asked to vote only upon this Proposal Five and not on any other proposals. In this Proposal Five, Farmers is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning the Annual Meeting. If this Proposal Five is approved, the Board of Directors may, in its discretion if necessary, adjourn the Annual Meeting and any adjourned session of the Annual Meeting, to provide further time to solicit additional proxies in favor of Proposal Two, including the solicitation of proxies from shareholders that have previously voted against such proposal. Among other things, approval of this adjournment proposal could mean that, even if proxies representing a sufficient number of votes against Proposal Two have been received, Farmers could adjourn the Annual Meeting without a vote on the proposal and seek to convince the holders of such common shares to change their votes in favor of Proposal Two.

Pursuant to the provisions of the Regulations, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are fixed and announced at the Annual Meeting; provided, however, in the event that the Annual Meeting is adjourned to a date after May [4], 2018, the Board of Directors will be required to fix a new record date for the Annual Meeting and a notice of the adjourned meeting will be given to all shareholders. At the adjourned meeting, Farmers may transact any business which might have been transacted at the original meeting.

Vote Required and Board of Directors’ Recommendation

The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR”

APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY,

TO SOLICIT ADDITIONAL PROXIES TO ADOPT PROPOSAL TWO.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by Farmers under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

Carl D. Culp

Senior Executive Vice President, Treasurer and

Secretary

Canfield, Ohio

March 19, 2018

Appendix A

FARMERS NATIONAL BANC CORP.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

December 31,	2017	2016	2015	2014	2013
Stockholders’ Equity	$242,074	$213,216	$198,047	$123,560	$113,007
Less Goodwill and other intangibles	45,369	45,154	42,911	8,813	10,343

Tangible Common Equity	$196,705	$168,062	$155,136	$114,747	$102,664

Reconciliation of Total Assets to Tangible Assets

December 31,	2017	2016	2015	2014	2013
Total Assets	$2,159,069	$1,966,113	$1,869,902	$1,136,967	$1,137,326
Less Goodwill and other intangibles	45,369	45,154	42,911	8,813	10,343

Tangible Assets	$2,113,700	$1,920,959	$1,826,991	$1,128,154	$1,126,983

Reconciliation of Net Income, Excluding Merger Related Expenses and Deferred Tax Asset Adjustment

December 31,	2017	2016	2015	2014	2013
Net income	$22,711	$20,557	$8,055	$8,965	$7,780
Acquisition related costs - tax equated	283	412	4,831	0	214
Deferred tax asset adjustments	1,793	0	0	0	0

Net income - adjusted	24,787	20,969	12,886	8,965	7,994
Average shares outstanding	27,568	27,000	22,678	18,675	18,773

EPS excluding acquisition costs and deferred tax asset adjustments	$0.90	$0.78	$0.57	$0.48	$0.43

Reconciliation of Return on Average Assets and Average Equity, Excluding Merger Related Expenses and Deferred Tax Asset Adjustment

December 31,	2017	2016	2015	2014	2013
ROA excluding merger related expenses (1)	1.19%	1.09%	0.87%	0.79%	0.71%
ROE excluding merger related expenses (2)	10.83%	9.92%	7.95%	7.45%	6.93%

(1)	Net income - adjusted divided by average assets
(2)	Net income - adjusted divided by average equity

The tangible common equity ratio is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The tangible common equity ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the tangible common equity ratio, our tangible common equity ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non U.S. GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited tangible common equity ratio as of December 31, 2017, reconciliations of tangible common equity to U.S. GAAP total common stockholders’ equity and tangible assets to U.S. GAAP total assets are set forth above.

A-1

IMPORTANT ANNUAL MEETING INFORMATION 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 3:30 a.m., Eastern Standard Time, on April 19, 2018. Vote by Internet • Go to www.envisionreports.com/FMNB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5. 1. to elect four nominees to serve as Class II directors on the Board of Directors of the Company, each for a three-year term expiring at 2021 Annual Meeting of Shareholders: 01—Lance J. Ciroli 04—James R. Smail For Withhold 02—Anne Frederick Crawford For Against Abstain For Withhold 03—David Z. Paull For Withhold 2. to consider and vote upon a proposal to amend Article IV of Farmers’ Articles of Incorporation, as amended, to increase the authorized number of Farmers’ common shares, without par value, from 35,000,000 to 50,000,000; 3. to consider and approve a non-binding advisory resolution to approve the compensation of Farmers’ named executive officers; For Against Abstain 4. to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2018; For Against Abstain 5. to approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies to adopt the proposed amendment to increase the authorized number of our common shares. For Against Abstain NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T 1UPX 3665021 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02RLYC

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Notice & Proxy Statement, 2017 Annual Report to Shareholders with Form 10-K is/are available at www.envisionreports.com/FMNB IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY — FARMERS NATIONAL BANC CORP. + FARMERS NATIONAL BANC CORP. ANNUAL MEETING OF SHAREHOLDERS APRIL 19, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 19, 2018, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF PROPOSALS TWO, THREE, FOUR AND FIVE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT. Continued and to be signed on reverse side C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5. 1. to elect four nominees to serve as Class II directors on the Board of Directors of the Company, each for a three-year term expiring at 2021 Annual Meeting of Shareholders: For Withhold For Withhold For Withhold 01—Lance J. Ciroli 04—James R. Smail 02—Anne Frederick Crawford 03—David Z. Paull For Against Abstain For Against Abstain 2. to consider and vote upon a proposal to amend Article IV of Farmers’ Articles of Incorporation, as amended, to increase the authorized number of Farmers’ common shares, without par value, from 35,000,000 to 50,000,000; 3. to consider and approve a non-binding advisory resolution to approve the compensation of Farmers’ named executive officers; For Against Abstain For Against Abstain 4. to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2018. 5. to approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies to adopt the proposed amendment to increase the authorized number of our common shares. NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 3665022 02RLZC

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Notice & Proxy Statement, 2017 Annual Report to Shareholders with Form 10-K is/are available at www.edocumentview.com/FMNB PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY — FARMERS NATIONAL BANC CORP. FARMERS NATIONAL BANC CORP. ANNUAL MEETING OF SHAREHOLDERS APRIL 19, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 19, 2018, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF PROPOSALS TWO, THREE, FOUR AND FIVE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT. Continued and to be signed on reverse side